Filed Pursuant to Rule 424(b)(3) Registration No. 333-210880

CIM COMMERCIAL TRUST CORPORATION

SUPPLEMENT NO. 4, DATED NOVEMBER 15, 2018

TO THE PROSPECTUS, DATED APRIL 11, 2018

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of CIM Commercial Trust Corporation (the “Company”), dated April 11, 2018 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 14, 2018 (“Supplement No. 1”), Supplement No. 2, dated August 9, 2018 (“Supplement No. 2”), and Supplement No. 3, dated October 9, 2018 (“Supplement No. 3”).  This Supplement No. 4 supplements certain information contained in the Prospectus. This Supplement No. 4 should be read, and will be delivered, with the Prospectus and Supplement No. 1, Supplement No. 2. and Supplement No. 3.  Unless otherwise defined in this Supplement No. 4, capitalized terms used in this Supplement No. 4 shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement No. 4 is to:

•                  attach as Annex A the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (excluding the exhibits thereto) filed with the Securities and Exchange Commission (“SEC”) on November 13, 2018; and

•                  attach as Annex B a Current Report on Form 8-K (excluding the exhibits thereto) that the Company filed with the SEC on November 13, 2018.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One):

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	75-6446078 (I.R.S. Employer Identification No.)
17950 Preston Road, Suite 600, Dallas, TX 75252 (Address of principal executive offices)	(972) 349-3200 (Registrant’s telephone number)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒    NO ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). YES ☒    NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐    NO ☒

As of November 2, 2018, the registrant had outstanding 43,795,073 shares of common stock, par value $0.001 per share.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

PART I

Financial Information

Item 1.

Financial Statements

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Investments in real estate, net	$1,066,971	$957,725
Cash and cash equivalents	97,040	129,310
Restricted cash	21,524	27,008
Loans receivable, net	81,898	81,056
Accounts receivable, net	8,085	13,627
Deferred rent receivable and charges, net	86,337	84,748
Other intangible assets, net	10,684	6,381
Other assets	19,176	36,533
TOTAL ASSETS	$1,391,715	$1,336,388
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY
LIABILITIES:
Debt, net	$664,400	$630,852
Accounts payable and accrued expenses	30,886	26,394
Intangible liabilities, net	3,351	1,070
Due to related parties	10,838	8,814
Other liabilities	15,657	14,629
Total liabilities	725,132	681,759
COMMITMENTS AND CONTINGENCIES (Note 15)
REDEEMABLE PREFERRED STOCK: Series A, $0.001 par value; 36,000,000 shares authorized; 1,893,183 and 1,890,943 shares issued and outstanding, respectively, at September 30, 2018 and 1,225,734 and 1,224,712 shares issued and outstanding, respectively, at December 31, 2017; liquidation preference of $25.00 per share, subject to adjustment	43,145	27,924
EQUITY:
Series A cumulative redeemable preferred stock, $0.001 par value; 36,000,000 shares authorized; 568,921 and 566,176 shares issued and outstanding, respectively, at September 30, 2018 and 61,435 and 60,592 shares issued and outstanding, respectively, at December 31, 2017; liquidation preference of $25.00 per share, subject to adjustment	14,062	1,508
Series L cumulative redeemable preferred stock, $0.001 par value; 9,000,000 shares authorized; 8,080,740 shares issued and outstanding at September 30, 2018 and December 31, 2017; liquidation preference of $28.37 per share, subject to adjustment	229,251	229,251
Common stock, $0.001 par value; 900,000,000 shares authorized; 43,795,073 and 43,784,939 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	791,773	792,631
Accumulated other comprehensive income	3,038	1,631
Distributions in excess of earnings	(415,568)	(399,250)
Total stockholders’ equity	622,600	625,815
Noncontrolling interests	838	890
Total equity	623,438	626,705
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY	$1,391,715	$1,336,388

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)
REVENUES:
Rental and other property income	$34,782	$37,299	$103,479	$134,482
Hotel income	7,715	7,749	27,564	27,331
Expense reimbursements	2,129	4,717	7,089	10,273
Interest and other income	3,014	5,619	9,465	11,546
	47,640	55,384	147,597	183,632
EXPENSES:
Rental and other property operating	20,438	26,058	59,238	76,267
Asset management and other fees to related parties	6,121	6,896	18,475	23,459
Interest	6,965	9,359	20,409	28,645
General and administrative	1,205	1,342	6,496	4,668
Transaction costs (Note 15)	15	242	359	11,870
Depreciation and amortization	13,310	13,472	39,783	45,464
Impairment of real estate (Note 2)	—	—	—	13,100
	48,054	57,369	144,760	203,473
Gain on sale of real estate (Note 3)	—	74,715	—	378,732
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(414)	72,730	2,837	358,891
Provision for income taxes	115	339	795	1,193
NET (LOSS) INCOME	(529)	72,391	2,042	357,698
Net loss (income) attributable to noncontrolling interests	1	4	(15)	(10)
NET (LOSS) INCOME ATTRIBUTABLE TO THE COMPANY	(528)	72,395	2,027	357,688
Redeemable preferred stock dividends accumulated (Note 10)	(3,152)	—	(9,456)	—
Redeemable preferred stock dividends declared (Note 10)	(769)	(138)	(1,924)	(241)
Redeemable preferred stock redemptions (Note 10)	1	—	3	—
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,448)	$72,257	$(9,350)	$357,447
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(0.10)	$1.25	$(0.21)	$4.86
Diluted	$(0.10)	$1.25	$(0.21)	$4.86
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	43,795	57,876	43,791	73,503
Diluted	43,795	57,876	43,791	73,503

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)
NET (LOSS) INCOME	$(529)	$72,391	$2,042	$357,698
Other comprehensive income: cash flow hedges	(183)	333	1,407	1,445
COMPREHENSIVE (LOSS) INCOME	(712)	72,724	3,449	359,143
Comprehensive loss (income) attributable to noncontrolling interests	1	4	(15)	(10)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO THE COMPANY	$(711)	$72,728	$3,434	$359,133

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity

(In thousands, except share and per share amounts)

	Nine Months Ended September 30, 2018
	Common Stock		Preferred Stock
			Series A		Series L
	Shares	Par Value	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Distributions in Excess of Earnings	Non- controlling Interests	Total Equity
	(Unaudited)
Balances, December 31, 2017	43,784,939	$44	60,592	$1,508	8,080,740	$229,251	$792,631	$1,631	$(399,250)	$890	$626,705
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(67)	(67)
Stock-based compensation expense	10,134	—	—	—	—	—	124	—	—	—	124
Common dividends ($0.375 per share)	—	—	—	—	—	—	—	—	(16,421)	—	(16,421)
Issuance of Series A Preferred Warrants	—	—	—	—	—	—	62	—	—	—	62
Dividends to holders of Series A Preferred Stock ($1.03125 per share)	—	—	—	—	—	—	—	—	(1,924)	—	(1,924)
Reclassification of Series A Preferred Stock to permanent equity	—	—	505,984	12,564	—	—	(1,047)	—	—	—	11,517
Redemption of Series A Preferred Stock	—	—	(400)	(10)	—	—	3	—	—	—	(7)
Other comprehensive income	—	—	—	—	—	—	—	1,407	—	—	1,407
Net income	—	—	—	—	—	—	—	—	2,027	15	2,042
Balances, September 30, 2018	43,795,073	$44	566,176	$14,062	8,080,740	$229,251	$791,773	$3,038	$(415,568)	$838	$623,438

	Nine Months Ended September 30, 2017
	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Earnings	Non-controlling Interests	Total Equity
	(Unaudited)
Balances, December 31, 2016	84,048,081	$84	$1,566,073	$(509)	$(599,971)	$912	$966,589
Distributions to noncontrolling interests	—	—	—	—	—	(37)	(37)
Stock-based compensation expense	9,585	—	116	—	—	—	116
Share repurchase	(26,181,818)	(26)	(489,027)	—	(86,947)	—	(576,000)
Special cash dividends paid to certain common stockholders ($2.26 per share) (Note 11)	—	—	—	—	(4,872)	—	(4,872)
Common dividends ($0.46875 per share)	—	—	—	—	(32,854)	—	(32,854)
Issuance of Series A Preferred Warrants	—	—	55	—	—	—	55
Dividends to holders of Series A Preferred Stock ($1.03125 per share)	—	—	—	—	(241)	—	(241)
Other comprehensive income	—	—	—	1,445	—	—	1,445
Net income	—	—	—	—	357,688	10	357,698
Balances, September 30, 2017	57,875,848	$58	$1,077,217	$936	$(367,197)	$885	$711,899

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2018	2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,042	$357,698
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred rent and amortization of intangible assets, liabilities and lease inducements	(3,246)	(2,528)
Depreciation and amortization	39,783	45,464
Reclassification from AOCI to interest expense	(320)	—
Change in fair value of swaps	70	—
Transfer of right to collect supplemental real estate tax reimbursements	—	(5,097)
Gain on sale of real estate	—	(378,732)
Impairment of real estate	—	13,100
Straight-line rent, below-market ground lease and amortization of intangible assets	(18)	1,079
Straight-line lease termination income	—	(2,041)
Amortization of deferred loan costs	639	1,691
Amortization of premiums and discounts on debt	(111)	(586)
Unrealized premium adjustment	1,946	1,747
Amortization and accretion on loans receivable, net	(228)	270
Bad debt expense	222	411
Deferred income taxes	62	1
Stock-based compensation	124	116
Loans funded, held for sale to secondary market	(39,990)	(37,149)
Proceeds from sale of guaranteed loans	41,408	36,701
Principal collected on loans subject to secured borrowings	1,642	6,966
Other operating activity	(1,079)	(1,079)
Changes in operating assets and liabilities:
Accounts receivable and interest receivable	5,390	(1,414)
Other assets	(1,820)	(665)
Accounts payable and accrued expenses	2,137	(8,559)
Deferred leasing costs	(1,922)	(5,979)
Other liabilities	1,046	(3,031)
Due to related parties	2,024	(1,205)
Net cash provided by operating activities	49,801	17,179
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investments in real estate	(10,139)	(19,075)
Acquisition of real estate	(112,048)	—
Proceeds from sale of real estate, net	—	851,629
Loans funded	(13,330)	(12,383)
Principal collected on loans	8,501	7,686
Other investing activity	124	93
Net cash (used in) provided by investing activities	(126,892)	827,950

(Continued)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Nine Months Ended September 30,
	2018	2017
	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgages payable	—	(65,722)
Payment of unsecured revolving lines of credit, revolving credit facilities and term notes	—	(65,000)
Payment of principal on SBA 7(a) loan-backed notes	(3,239)	—
Proceeds from SBA 7(a) loan-backed notes	38,200	—
Payment of principal on secured borrowings	(1,642)	(6,966)
Proceeds from secured borrowings	772	—
Payment of deferred preferred stock offering costs	(1,124)	(1,462)
Payment of other deferred costs	(22)	—
Payment of deferred loan costs	(1,112)	(304)
Payment of common dividends	(16,421)	(32,854)
Payment of special cash dividends	(1,575)	(4,872)
Repurchase of Common Stock	—	(576,000)
Payment of borrowing costs	—	(8)
Net proceeds from issuance of Series A Preferred Warrants	62	55
Net proceeds from issuance of Series A Preferred Stock	26,984	11,594
Payment of preferred stock dividends	(1,404)	(112)
Redemption of Series A Preferred Stock	(75)	—
Noncontrolling interests’ distributions	(67)	(37)
Net cash provided by (used in) financing activities	39,337	(741,688)
Change in cash balances included in assets held for sale	—	(1,720)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(37,754)	101,721
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	156,318	176,609
End of period	$118,564	$278,330
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$97,040	$252,955
Restricted cash	21,524	25,375
Total cash and cash equivalents and restricted cash	$118,564	$278,330
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$20,240	$28,104
Federal income taxes paid	$622	$1,090
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to investments in real estate included in accounts payable and accrued expenses	$11,690	$8,689
Net increase in fair value of derivatives applied to other comprehensive income	$1,727	$1,445
Reduction of loans receivable and secured borrowings due to the SBA’s repurchase of the guaranteed portion of a loan	$—	$534
Additions to deferred costs included in accounts payable and accrued expenses	$993	$—
Additions to preferred stock offering costs included in accounts payable and accrued expenses	$148	$1,148
Accrual of dividends payable to preferred stockholders	$769	$138
Preferred stock offering costs offset against redeemable preferred stock in temporary equity	$187	$44
Reclassification of Series A Preferred Stock from temporary equity to permanent equity	$11,517	$—
Reclassification of Series A Preferred Stock from temporary equity to accounts payable and accrued expenses	$4	$—

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

1. ORGANIZATION AND OPERATIONS

CIM Commercial Trust Corporation (“CIM Commercial” or the “Company”), a Maryland corporation and real estate investment trust (“REIT”), together with its wholly-owned subsidiaries (“we,” “us” or “our”), primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We were originally organized in 1993 as PMC Commercial Trust (“PMC Commercial”), a Texas real estate investment trust.

On July 8, 2013, PMC Commercial entered into a merger agreement (the “Merger Agreement”) with CIM Urban REIT, LLC (“CIM REIT”), an affiliate of CIM Group, L.P. (“CIM Group” or “CIM”), and subsidiaries of the respective parties. CIM REIT was a private commercial REIT and was the owner of CIM Urban Partners, L.P. (“CIM Urban”). The transaction (the “Merger”) was completed on March 11, 2014 (the “Acquisition Date”). As a result of the Merger and related transactions, CIM Urban became our wholly-owned subsidiary.

Our common stock, $0.001 par value per share (“Common Stock”), is currently traded on the Nasdaq Global Market (“Nasdaq”) and on the Tel Aviv Stock Exchange (the “TASE”), in each case under the ticker symbol “CMCT.” Our Series L preferred stock, $0.001 par value per share (“Series L Preferred Stock”), is currently traded on Nasdaq and on the TASE, in each case under the ticker symbol “CMCTP.” We have authorized for issuance 900,000,000 shares of common stock and 100,000,000 shares of preferred stock (“Preferred Stock”).

CIM Commercial has qualified and intends to continue to qualify as a REIT, as defined in the Internal Revenue Code of 1986, as amended.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For more information regarding our significant accounting policies and estimates, please refer to “Basis of Presentation and Summary of Significant Accounting Policies” contained in Note 2 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 12, 2018.

Interim Financial Information—The accompanying interim consolidated financial statements of CIM Commercial have been prepared by our management in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and note disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of our management, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Operating results for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. Our accompanying interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto, included in our Annual Report on Form 10-K filed with the SEC on March 12, 2018.

Principles of Consolidation—The consolidated financial statements include the accounts of CIM Commercial and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Investments in Real Estate—Real estate acquisitions are recorded at cost as of the acquisition date. Costs related to the acquisition of properties are expensed as incurred for acquisitions that occurred prior to October 1, 2017. For any acquisition occurring on or after October 1, 2017, we have conducted and will conduct an analysis to determine if the acquisition constitutes a business combination or an asset purchase. If the acquisition constitutes a business combination, then the transaction costs will be expensed as incurred, and if the acquisition constitutes an asset purchase, then the transaction costs will be capitalized. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	15 - 40 years
Furniture, fixtures, and equipment	3 - 5 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Investments in real estate are evaluated for impairment on a quarterly basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two of the impairment testing under GAAP is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. We recognized impairment of long-lived assets of $0 and $0 during the three months ended September 30, 2018 and 2017, respectively, and $0 and $13,100,000 during the nine months ended September 30, 2018 and 2017, respectively.

Derivative Financial Instruments—As part of our risk management and operational strategies, from time to time, we may enter into derivative contracts with various counterparties. All derivatives are recognized on the balance sheet at their estimated fair value. On the date that we enter into a derivative contract, we designate the derivative as a fair value hedge, a cash flow hedge, a foreign currency fair value or cash flow hedge, a hedge of a net investment in a foreign operation, or a trading or non-hedging instrument.

Changes in the estimated fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are initially recorded in other comprehensive income (“OCI”), and are subsequently reclassified into earnings as a component of interest expense when the variability of cash flows of the hedged transaction affects earnings (e.g., when periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the estimated fair value of the derivative differ from the variability in the cash flows of the forecasted transaction) is recognized in current-period earnings as a component of interest expense. When an interest rate swap designated as a cash flow hedge no longer qualifies for hedge accounting, we recognize changes in the estimated fair value of the hedge previously deferred to accumulated other comprehensive income (“AOCI”), along with any changes in estimated fair value occurring thereafter, through earnings. We classify cash flows from interest rate swap agreements as net cash provided by operating activities on the consolidated statements of cash flows as our accounting policy is to present the cash flows from the hedging instruments in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items. See Note 12 for disclosures about our derivative financial instruments and hedging activities.

Revenue Recognition—We use a five-step model to recognize revenue for contracts with customers.  The five-step model requires that we (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

will not occur, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation.

Revenue from leasing activities

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is considered the owner of the improvements, any tenant improvement allowance that is funded is treated as an incentive. Lease incentives paid to tenants are included in other assets and amortized as a reduction to rental revenue on a straight-line basis over the term of the related lease.

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes, insurance, and other recoverable costs, are recognized as revenue in the period in which the expenses are incurred. Tenant reimbursements are recognized and presented on a gross basis when we are primarily responsible for fulfilling the promise to provide the specified good or service and control that specified good or service before it is transferred to the tenant.

In addition to minimum rents, certain leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Percentage rent is recognized once lessees’ specified sales targets have been met.

We derive parking revenues from leases with third-party operators. Our parking leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Parking percentage rent is recognized once lessees’ specific sales targets have been met.

Revenue from lending activities

Interest income included in interest and other income is comprised of interest earned on loans and our short-term investments and the accretion of net loan origination fees and discounts. Interest income on loans is accrued as earned with the accrual of interest suspended when the related loan becomes a Non-Accrual Loan (as defined below).

Revenue from hotel activities

Hotel revenue is recognized upon establishment of a contract with a customer. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Company considers all of the goods or services promised in the contract regardless of whether they are explicitly stated or implied by customary business practices. Various performance obligations of hotel revenues can be categorized as follows:

•                  cancellable and noncancelable room revenues from reservations and

•                  ancillary services including facility usage and food or beverage.

Cancellable reservations represent a single performance obligation of providing lodging services at the hotel. The Company satisfies its performance obligation and recognizes revenues associated with these reservations over time as services are rendered to the customer. The Company satisfies its performance obligation and recognizes revenues associated with

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

noncancelable reservations at the earlier of (i) the date on which the customer cancels the reservation or (ii) over time as services are rendered to the customer.

Ancillary services include facilities usage and providing food and beverage. The Company satisfies its performance obligation and recognizes revenues associated with these services at a point in time when the good or service is delivered to the customer.

At inception of these contracts with customers for hotel revenues, the contractual price is equivalent to the transaction price as there are no elements of variable consideration to estimate.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Amounts recognized for hotel revenues were $7,715,000 and $7,749,000 for the three months ended September 30, 2018 and 2017, respectively, and $27,564,000 and $27,331,000 for the nine months ended September 30, 2018 and 2017, respectively. Below is a reconciliation of the hotel revenue from contracts with customers to the total hotel segment revenue disclosed in Note 18:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Hotel properties
Hotel income	$7,715	$7,749	$27,564	$27,331
Rental and other property income	777	613	2,273	2,103
Interest and other income	50	44	143	94
Hotel revenues	$8,542	$8,406	$29,980	$29,528

Tenant recoveries outside of the lease agreements

Tenant recoveries outside of the lease agreements are related to construction projects in which our tenants have agreed to fully reimburse us for all costs related to construction. At inception of the contract with the customer, the contractual price is equivalent to the transaction price as there are no elements of variable consideration to estimate. While these individual services are distinct, in the context of the arrangement with the customer, all of these services are bundled together and represent a single package of construction services requested by the customer. The Company satisfies its performance obligation and recognizes revenues associated with these services over time as the construction is completed.

Amounts recognized for tenant recoveries outside of the lease agreements were $120,000 and $2,160,000 for the three months ended September 30, 2018 and 2017, respectively, and $398,000 and $2,164,000 for the nine months ended September 30, 2018 and 2017, respectively, which are included in expense reimbursements on the consolidated statements of operations. As of September 30, 2018, performance obligations associated with tenant recoveries outside of lease agreements totaled $26,000.

Loans Receivable—Our loans receivable are carried at their unamortized principal balance less unamortized acquisition discounts and premiums, retained loan discounts and loan loss reserves. For loans originated under the Small Business Administration’s (“SBA”) 7(a) Guaranteed Loan Program (“SBA 7(a) Program”), we sell the portion of the loan that is guaranteed by the SBA. Upon sale of the SBA guaranteed portion of the loans, which are accounted for as sales, the unguaranteed portion of the loan retained by us is valued on a fair value basis and a discount is recorded as a reduction in basis of the retained portion of the loan.

At the Acquisition Date, the carrying value of our loans was adjusted to estimated fair market value and acquisition discounts of $33,907,000 were recorded, which are being accreted to interest and other income using the effective interest method. We sold substantially all of our commercial mortgage loans with unamortized acquisition discounts of $15,951,000 to an unrelated third-party in December 2015. Acquisition discounts of $958,000 remained as of September 30, 2018, which have not yet been accreted to income.

A loan receivable is generally classified as non-accrual (a “Non-Accrual Loan”) if (i) it is past due as to payment of principal or interest for a period of 60 days or more, (ii) any portion of the loan is classified as doubtful or is charged-off or (iii) the repayment in full of the principal and or interest is in doubt. Generally, loans are charged-off when management determines that we will be unable to collect any remaining amounts due under the loan agreement, either through liquidation of collateral or other means. Interest income, included in interest and other income, on a Non-Accrual Loan is recognized on either the cash basis or the cost recovery basis.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

On a quarterly basis, and more frequently if indicators exist, we evaluate the collectability of our loans receivable. Our evaluation of collectability involves judgment, estimates, and a review of the ability of the borrower to make principal and interest payments, the underlying collateral and the borrowers’ business models and future operations in accordance with Accounting Standards Codification (“ASC”) 450-20, Contingencies—Loss Contingencies, and ASC 310-10, Receivables. For the three and nine months ended September 30, 2018, we recorded no impairment on our loans receivable. For the three and nine months ended September 30, 2017, we recorded a net impairment of $137,000 and $149,000 on our loans receivable, respectively. We establish a general loan loss reserve when available information indicates that it is probable a loss has occurred based on the carrying value of the portfolio and the amount of the loss can be reasonably estimated. Significant judgment is required in determining the general loan loss reserve, including estimates of the likelihood of default and the estimated fair value of the collateral. The general loan loss reserve includes those loans, which may have negative characteristics which have not yet become known to us. In addition to the reserves established on loans not considered impaired that have been evaluated under a specific evaluation, we establish the general loan loss reserve using a consistent methodology to determine a loss percentage to be applied to loan balances. These loss percentages are based on many factors, primarily cumulative and recent loss history and general economic conditions.

Deferred Rent Receivable and Charges—Deferred rent receivable and charges consist of deferred rent, deferred leasing costs, deferred offering costs (Note 10) and other deferred costs. Deferred rent receivable is $55,060,000 and $52,619,000 at September 30, 2018 and December 31, 2017, respectively. Deferred leasing costs, which represent lease commissions and other direct costs associated with the acquisition of tenants, are capitalized and amortized on a straight-line basis over the terms of the related leases. Deferred leasing costs of $49,539,000 and $52,414,000 are presented net of accumulated amortization of $23,537,000 and $23,807,000 at September 30, 2018 and December 31, 2017, respectively. Deferred offering costs represent direct costs incurred in connection with our offering of Series A Preferred Units (as defined in Note 10), excluding costs specifically identifiable to a closing, such as commissions, dealer-manager fees, and other offering fees and expenses. For a specific issuance of Series A Preferred Units, associated offering costs are reclassified as a reduction of proceeds raised on the issuance date. Offering costs incurred but not directly related to a specifically identifiable closing are deferred. Deferred offering costs are first allocated to each issuance on a pro-rata basis equal to the ratio of Series A Preferred Units issued in an issuance to the maximum number of Series A Preferred Units that are expected to be issued. Then, the deferred offering costs allocated to such issuance are further allocated to the Series A Preferred Stock (as defined in Note 10) and Series A Preferred Warrants (as defined in Note 10) issued in such issuance based on the relative fair value of the instruments on the date of issuance. The deferred offering costs allocated to the Series A Preferred Stock and Series A Preferred Warrants are reductions to temporary equity and permanent equity, respectively. Deferred offering costs of $4,219,000 and $3,401,000 related to our offering of Series A Preferred Units are included in deferred rent receivable and charges at September 30, 2018 and December 31, 2017, respectively. Other deferred costs are $1,056,000 and $121,000 at September 30, 2018 and December 31, 2017, respectively.

Redeemable Preferred Stock—Beginning on the date of original issuance of any given shares of Series A Preferred Stock (Note 10), the holder of such shares has the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Preferred Stock Stated Value (as defined in Note 10), plus accrued and unpaid dividends, subject to the payment of a redemption fee until the fifth anniversary of such issuance. From and after the fifth anniversary of the date of the original issuance, the holder will have the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends, without a redemption fee, and the Company will have the right (but not the obligation) to redeem such shares at 100% of the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends. The applicable redemption price payable upon redemption of any Series A Preferred Stock is payable in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock to be redeemed, in the Company’s sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Since a holder of Series A Preferred Stock has the right to request redemption of such shares and redemptions prior to the first anniversary are to be paid in cash, we have recorded the activity related to our Series A Preferred Stock in temporary equity. We recorded the activity related to our Series A Preferred Warrants (Note 10) in permanent equity. On the first anniversary of the date of original

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

issuance of a particular share of Series A Preferred Stock, we reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and the Series A Preferred Warrants using their relative fair values on the date of issuance.

Our Series L Preferred Stock (as defined in Note 10) is redeemable at the option of the holder or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Preferred Stock Stated Value (as defined in Note 10), plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A) cash in Israeli new shekels (“ILS”) at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) the NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. We recorded the activity related to our Series L Preferred Stock in permanent equity.

Noncontrolling Interests—Noncontrolling interests represent the interests in various properties owned by third parties.

Restricted Cash—Our mortgage loan and hotel management agreements provide for depositing cash into restricted accounts reserved for capital expenditures, free rent, tenant improvement and leasing commission obligations. Restricted cash also includes cash required to be segregated in connection with certain of our loans receivable.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period presentation. These reclassifications had no effect on previously reported net income or cash flows, other than the adoption of Accounting Standards Update (“ASU”) 2016-18 (as defined below) on January 1, 2018, which requires the inclusion of a reconciliation of cash and restricted cash in our consolidated statements of cash flows.

Assets Held for Sale and Discontinued Operations—In the ordinary course of business, we may periodically enter into agreements relating to dispositions of our assets. Some of these agreements are non-binding because either they do not obligate either party to pursue any transactions until the execution of a definitive agreement or they provide the potential buyer with the ability to terminate without penalty or forfeiture of any material deposit, subject to certain specified contingencies, such as completion of due diligence at the discretion of such buyer. We do not classify assets that are subject to such non-binding agreements as held for sale.

We classify assets as held for sale, if material, when they meet the necessary criteria, which include: a) management commits to and actively embarks upon a plan to sell the assets, b) the assets to be sold are available for immediate sale in their present condition, c) the sale is expected to be completed within one year under terms usual and customary for such sales and d) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We generally believe that we meet these criteria when the plan for sale has been approved by our board

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

of directors (the “Board of Directors”), there are no known significant contingencies related to the sale and management believes it is probable that the sale will be completed within one year.

Assets held for sale are recorded at the lower of cost or estimated fair value less cost to sell. In addition, if we were to determine that the asset disposal associated with assets held for sale or disposed of represents a strategic shift, the revenues, expenses and net gain (loss) on dispositions would be recorded in discontinued operations for all periods presented through the date of the applicable disposition.

We sold all of our multifamily properties during the year ended December 31, 2017. We assessed the sale of these properties in accordance with ASC 205-20, Discontinued Operations. In our assessment, we considered, among other factors, the materiality of the revenue, net operating income, and total assets of our multifamily segment. Based on our qualitative and quantitative assessment, we concluded the disposals did not represent a strategic shift that will have a major effect on our operations and financial results and therefore should not be classified as discontinued operations on our consolidated financial statements.

Consolidation Considerations for Our Investments in Real Estate—ASC 810-10, Consolidation, addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights that would require the entity to be consolidated. We analyze our investments in real estate in accordance with this accounting standard to determine whether they are variable interest entities, and if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a variable interest entity involves consideration of various factors, including the form of our ownership interest, our voting interest, the size of our investment (including loans), and our ability to participate in major policy-making decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in real estate on our consolidated financial statements.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements—In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is designed to improve the recognition and measurement of financial instruments through targeted changes to existing GAAP. The ASU requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of available-for-sale debt securities in combination with other deferred tax assets. In addition, the ASU provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The ASU also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. For public business entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which is intended to improve financial reporting about leasing transactions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires a lessee to recognize only capital leases on the balance sheet, the new

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

ASU will require a lessee to recognize both types of leases on the balance sheet. The lessor accounting will remain largely unchanged from current GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842), which contained targeted improvements to amend inconsistencies and clarify guidance that were brought about by stakeholders. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which provided the following practical expedients to entities: (1) a transition method that allows entities to apply the new standard at the adoption date and to recognize a cumulative-effect adjustment to the opening balance of retained earnings effective at the adoption date; and (2) the option for lessors to not separate lease and non-lease components provided that certain criteria are met. For public entities, these ASUs are effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018.

We are currently conducting an evaluation of the impact of the guidance on our consolidated financial statements. We currently believe that the adoption of the standard will not significantly change the accounting for operating leases on our consolidated balance sheet where we are the lessor, and that such leases will be accounted for in a similar method to existing standards with the underlying leased asset being recognized and reported as a real estate asset. We expect to adopt the guidance using the new transition method provided by ASU 2018-11.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity. The amendments in the ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2019. Early adoption is permitted for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017.  The Company adopted ASU 2016-15 on January 1, 2018 and such adoption did not have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update do not provide a definition of restricted cash or restricted cash equivalents. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The Company adopted ASU 2016-18 on January 1, 2018. Restricted cash is now included as a component of cash, cash equivalents, and restricted cash on the Company’s consolidated statements of cash flows. The inclusion of restricted cash resulted in a decrease to net cash provided by investing activities of $6,785,000 for the nine months ended September 30, 2017.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which makes certain technical corrections and improvements to ASU 2014-09, Revenue from Contracts with Customers (Topic 606). In February 2017, the FASB issued ASU No. 2017-05, Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which provided further clarification on the recognition of gains and losses from the transfer of nonfinancial assets in contracts with noncustomers

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

provided for under ASU 2014-09. This revenue recognition standard became effective for the Company on January 1, 2018. The standard allows the use of a full retrospective or modified retrospective approach to adopt this ASU. The full retrospective approach requires entities to recast their revenues for all periods presented to conform with the new revenue recognition guidance. Revenues that are restated for periods before January 1, 2016 will be reflected as an adjustment to retained earnings as of January 1, 2016. Under the modified retrospective approach, an entity can apply the standard to all contracts existing as of January 1, 2018, or only to uncompleted contracts existing as of January 1, 2018. Any differences in current and new revenue recognition guidance would be reflected as an adjustment to retained earnings as of January 1, 2018 under this approach. Under both approaches, additional disclosures may be required depending on the significance of the revenues impacted. The Company has elected to use the modified retrospective approach for all uncompleted contracts as of January 1, 2018.

The core principle of this revenue recognition standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, with an emphasis on the timing of the transfer of control of these goods or services to the customer. The guidance requires the use of a new five-step model, which includes (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations, and (v) recognizing revenue when (or as) the entities satisfies a performance obligation.

Our revenues and gains that were scoped into the revenue recognition standard were (i) hotel revenues, (ii) gains on sales of real estate, and (iii) certain tenant recoveries outside of the terms of the lease agreement.

For all contracts within the scope of this new revenue recognition standard, which include hotel revenues, sales of real estate, and tenant recoveries outside the lease agreements, the Company determined that there were no differences in the recognition of timing and amount under the current and new guidance. Therefore, the adoption of this standard effective January 1, 2018 did not result in an adjustment to our retained earnings on January 1, 2018. Additionally, a majority of the Company’s revenues are concentrated in rental income from leases which are outside of the scope of the new revenue recognition standard. The Company adopted this guidance on January 1, 2018 and such adoption did not have a material impact on our consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), which clarifies the scope of modification accounting. Under the guidance, an entity will not apply modification accounting to a share-based payment award if the award’s fair value, vesting conditions, and classification as an equity or liability instrument remain the same immediately before and after the change. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. The Company adopted ASU 2017-09 on January 1, 2018 and such adoption did not have a material impact on our consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities, which simplifies and expands the eligible hedging strategies for financial and nonfinancial risks by more closely aligning hedge accounting with a company’s risk management activities, and also simplifies the application of Topic 815, Derivatives and Hedging, through targeted improvements in key practice areas. In addition, the ASU prescribes how hedging results should be presented and requires incremental disclosures. Further, the ASU provides partial relief on the timing of certain aspects of hedge documentation and eliminates the requirement to recognize hedge ineffectiveness separately in earnings in the current period. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. Early adoption is permitted in any interim period after issuance of the ASU for existing hedging relationships on the date of adoption. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which addresses the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed in reasonable detail to complete the accounting for

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

certain tax effects of the Tax Cuts and Jobs Act (the “2017 Act”), which was signed into law on December 22, 2017. The guidance requires that the impact of the new tax laws take effect on the enactment date but provides relief to registrants under certain scenarios. The Company has evaluated the guidance and determined that the effects of the 2017 Act do not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public entities will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2019. Early adoption is permitted in any interim period after issuance of the ASU. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (the “SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The guidance permits the use of the OIS rate based on the SOFR as a U.S. benchmark rate for purposes of applying hedge accounting.  The SOFR is a volume-weighted median interest rate that is calculated daily based on overnight transactions from the prior day’s activity in specified segments of the U.S. Treasury repo market. It has been selected as the preferred replacement for the U.S. dollar LIBOR, which will be phased out by the end of 2021. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2019. Early adoption is permitted in any interim period after issuance of the ASU. We currently use LIBOR as our benchmark interest rate in our interest rate swaps associated with our LIBOR-based variable rate borrowings. We are currently evaluating the potential effect this new benchmark interest rate option will have on our consolidated financial statements.

3. ACQUISITIONS AND DISPOSITIONS

The fair value of real estate acquired is recorded to the acquired tangible assets, consisting primarily of land, land improvements, building and improvements, tenant improvements, and furniture, fixtures, and equipment, and identified intangible assets and liabilities, consisting of the value of acquired above-market and below-market leases, in-place leases and ground leases, if any, based in each case on their respective fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market rate loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

2018 Transactions—On January 18, 2018, we acquired a 100% fee-simple interest in an office property known as 9460 Wilshire Boulevard from an unrelated third-party. The property has approximately 68,866 square feet of office space and 22,884 square feet of retail space and is located in Beverly Hills, California. The acquisition was funded with proceeds from our Series L Preferred Stock offering, and the acquired property is reported as part of the office segment (Note 18). We performed an analysis and, based on our analysis, determined this acquisition was an asset purchase and not a business combination.  As such, transaction costs were capitalized as incurred in connection with this acquisition.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Property	Asset Type	Date of Acquisition	Square Feet	Purchase Price (1)
				(in thousands)
9460 Wilshire Boulevard, Beverly Hills, CA	Office	January 18, 2018	91,750	$132,000

(1)                                 In December 2017, at the time we entered into the purchase and sale agreement, we made a $20,000,000 non-refundable deposit to an escrow account that is included in other assets on our consolidated balance sheet at December 31, 2017. Transaction costs that were capitalized in connection with the acquisition of this property totaled $48,000, which are not included in the purchase price above.

The results of operations of the property we acquired during the nine months ended September 30, 2018 have been included in the consolidated statements of operations from the date of acquisition. The purchase price of the acquisition completed during the nine months ended September 30, 2018 was less than 10% of total assets as of the most recent annual consolidated financial statements filed at or prior to the date of acquisition. The fair value of the net assets acquired for the aforementioned acquisition during the nine months ended September 30, 2018 are as follows:

(in thousands)
Land	$52,199
Land improvements	756
Buildings and improvements	74,522
Tenant improvements	1,451
Acquired in-place leases (1)	7,003
Acquired above-market leases (1)	109
Acquired below-market leases (1)	(3,992)
Net assets acquired	$132,048

(1)                                 Acquired in-place leases, above-market leases, and below-market leases have weighted average amortization periods of 3 years, 2 years, and 3 years, respectively.

There were no dispositions during the nine months ended September 30, 2018.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

2017 Transactions—There were no acquisitions during the nine months ended September 30, 2017.

We sold 100% fee-simple interests in the following properties to unrelated third-parties during the nine months ended September 30, 2017. Transaction costs related to these sales were expensed as incurred.

Property	Asset Type	Date of Sale	Square Feet or Units (1)	Sales Price	Transaction Costs	Gain on Sale (2)
				(in thousands)
211 Main Street, San Francisco, CA	Office	March 28, 2017	417,266	$292,882	$2,943(3)	$187,734
3636 McKinney Avenue, Dallas, TX	Multifamily	May 30, 2017	103	$20,000	$1,320(3)	$5,488
3839 McKinney Avenue, Dallas, TX	Multifamily	May 30, 2017	75	$14,100	$938(3)	$4,224
200 S College Street, Charlotte, NC	Office	June 8, 2017	567,865	$148,500	$833	$45,906
980 9th Street and 1010 8th Street, Sacramento, CA	Office & Parking Garage	June 20, 2017	485,926	$120,500	$1,119	$34,559
4649 Cole Avenue, Dallas, TX	Multifamily	June 23, 2017	334	$64,000	$3,311(3)	$25,836
800 N Capitol Street, Washington, D.C.	Office	August 31, 2017	311,593	$119,750	$2,388	$34,456
7083 Hollywood Boulevard, Los Angeles, CA (4)	Office	September 21, 2017	82,193	$42,300	$584	$23,670
47 E 34th Street, New York, NY	Multifamily	September 26, 2017	110	$80,000	$3,157	$16,556

(1)                                 Reflects the square footage of office properties and number of units of multifamily properties.

(2)                                 Represents the final gain on sale for each asset, which reflects certain post-closing adjustments, as applicable, that were recognized in our consolidated statements of operations in reporting periods subsequent to the period of sale.

(3)                                 Includes a prepayment penalty incurred in connection with the prepayment of the mortgage on the property in the amount of $1,508,000 at 211 Main Street, $1,143,000 at 3636 McKinney Avenue, $758,000 at 3839 McKinney Avenue, and $2,812,000 at 4649 Cole Avenue (Note 7).

(4)                                 A mortgage collateralized by this property was assumed by the buyer in connection with our sale of the property (Note 7).

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

The results of operations of the properties we sold have been included in the consolidated statements of operations through each properties’ respective disposition date. The following is the detail of the carrying amounts of assets and liabilities at the time of the sales of the properties that occurred during the nine months ended September 30, 2017:

(in thousands)
Assets
Investments in real estate, net	$469,816
Deferred rent receivable and charges, net	29,954
Other intangible assets, net	11,283
Other assets	38
Total assets	$511,091
Liabilities
Debt, net (1)	$86,477
Other liabilities	14,029
Intangible liabilities, net	1,800
Total liabilities	$102,306

(1)                                 Net of $665,000 of premium on assumed mortgage.

4. INVESTMENTS IN REAL ESTATE

Investments in real estate consist of the following:

	September 30, 2018	December 31, 2017
	(in thousands)
Land	$273,984	$221,785
Land improvements	18,501	17,745
Buildings and improvements	922,807	847,849
Furniture, fixtures, and equipment	3,215	3,363
Tenant improvements	140,487	128,876
Work in progress	9,297	9,162
Investments in real estate	1,368,291	1,228,780
Accumulated depreciation	(301,320)	(271,055)
Net investments in real estate	$1,066,971	$957,725

We recorded depreciation expense of $10,901,000 and $11,311,000 for the three months ended September 30, 2018 and 2017, respectively, and $32,487,000 and $38,665,000 for the nine months ended September 30, 2018 and 2017, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

5. LOANS RECEIVABLE

Loans receivable consist of the following:

	September 30, 2018	December 31, 2017
	(in thousands)
SBA 7(a) loans receivable, subject to loan-backed notes	$38,738	$—
SBA 7(a) loans receivable, subject to secured borrowings	20,643	21,664
SBA 7(a) loans receivable, subject to credit risk	21,882	58,298
Commercial mortgage loans receivable	—	424
Loans receivable	81,263	80,386
Deferred capitalized costs	1,167	1,132
Loan loss reserves	(532)	(462)
Loans receivable, net	$81,898	$81,056

SBA 7(a) Loans Receivable, Subject to Loan-Backed Notes—Represents the unguaranteed portions of loans originated under the SBA 7(a) Program which were transferred to a trust and are held as collateral in connection with a securitization transaction. The proceeds received from the transfer are reflected as loan-backed notes payable (Note 7).

SBA 7(a) Loans Receivable, Subject to Secured Borrowings—Represents the government guaranteed portions of loans originated under the SBA 7(a) Program which were sold with the proceeds received from the sale are reflected as secured borrowings—government guaranteed loans. There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal.

SBA 7(a) Loans Receivable, Subject to Credit Risk—Represents the unguaranteed portions of loans originated under the SBA 7(a) Program which were retained by the Company and the government guaranteed portions of such loans that have not yet been fully funded or sold.

Commercial Mortgage Loans Receivable—Represents loans to small businesses primarily collateralized by first liens on the real estate of the related business.

At each of September 30, 2018 and December 31, 2017, 100.0% of our loans subject to credit risk were current. We classify loans with negative characteristics in substandard categories ranging from special mention to doubtful. At September 30, 2018 and December 31, 2017, $0 and $388,000, respectively, of loans subject to credit risk were classified in substandard categories.

At September 30, 2018 and December 31, 2017, our loans subject to credit risk were 97.6% and 97.3%, respectively, concentrated in the hospitality industry.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

6. OTHER INTANGIBLE ASSETS

A schedule of our intangible assets and liabilities and related accumulated amortization and accretion as of September 30, 2018 and December 31, 2017 is as follows:

	Assets			Liabilities
September 30, 2018	Acquired Above- Market Leases	Acquired In-Place Leases	Trade Name and License	Acquired Below- Market Leases
	(in thousands)
Gross balance	$146	$17,988	$2,957	$(6,618)
Accumulated amortization	(40)	(10,367)	—	3,267
	$106	$7,621	$2,957	$(3,351)
Average useful life (in years)	3	7	Indefinite	4

	Assets			Liabilities
December 31, 2017	Acquired Above- Market Leases	Acquired In-Place Leases	Trade Name and License	Acquired Below- Market Leases
	(in thousands)
Gross balance	$37	$11,087	$2,957	$(2,902)
Accumulated amortization	—	(7,700)	—	1,832
	$37	$3,387	$2,957	$(1,070)
Average useful life (in years)	7	9	Indefinite	5

The amortization of the acquired above-market leases, which decreased rental and other property income, was $14,000 and $0 for the three months ended September 30, 2018 and 2017, respectively, and $40,000 and $3,000 for the nine months ended September 30, 2018 and 2017, respectively. The amortization of the acquired in-place leases included in depreciation and amortization expense was $927,000 and $212,000 for the three months ended September 30, 2018 and 2017, respectively, and $2,769,000 and $623,000 for the nine months ended September 30, 2018 and 2017, respectively. Tax abatement amortization included in rental and other property operating expenses was $0 and $0 for the three months ended September 30, 2018 and 2017, respectively, and $0 and $276,000 for the nine months ended September 30, 2018 and 2017, respectively. The amortization of the acquired below-market ground lease included in rental and other property operating expenses was $0 and $23,000 for the three months ended September 30, 2018 and 2017, respectively, and $0 and $93,000 for the nine months ended September 30, 2018 and 2017, respectively. The amortization of the acquired below-market leases included in rental and other property income was $478,000 and $231,000 for the three months ended September 30, 2018 and 2017, respectively, and $1,711,000 and $869,000 for the nine months ended September 30, 2018 and 2017, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

A schedule of future amortization and accretion of acquisition related intangible assets and liabilities as of September 30, 2018, is as follows:

	Assets		Liabilities
Years Ending December 31,	Acquired Above-Market Leases	Acquired In-Place Leases	Acquired Below-Market Leases
	(in thousands)
2018 (Three months ending December 31, 2018)	$11	$922	$(479)
2019	54	3,222	(1,540)
2020	18	1,535	(751)
2021	5	798	(347)
2022	5	562	(234)
Thereafter	13	582	—
	$106	$7,621	$(3,351)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

7. DEBT

Information on our debt is as follows:

	September 30, 2018	December 31, 2017
	(in thousands)
Mortgage loans with a fixed interest rate of 4.14% per annum, with monthly payments of interest only, and balances totaling $370,300,000 due on July 1, 2026. The loans are nonrecourse.	$370,300	$370,300
Mortgage loan with a fixed interest rate of 4.50% per annum, with monthly payments of interest only for 10 years, and payments of interest and principal starting in February 2022. The loan has a $42,008,000 balance due on January 5, 2027. The loan is nonrecourse.	46,000	46,000
	416,300	416,300
Deferred loan costs related to mortgage loans	(1,404)	(1,540)
Total Mortgages Payable	414,896	414,760
Secured borrowing principal on SBA 7(a) loans sold for a premium and excess spread—variable rate, reset quarterly, based on prime rate with weighted average coupon rate of 5.61% and 4.85% at September 30, 2018 and December 31, 2017, respectively.	15,296	16,812
Secured borrowing principal on SBA 7(a) loans sold for excess spread—variable rate, reset quarterly, based on prime rate with weighted average coupon rate of 3.32% and 2.60% at September 30, 2018 and December 31, 2017, respectively.	4,525	3,879
	19,821	20,691
Unamortized premiums	1,294	1,466
Total Secured Borrowings—Government Guaranteed Loans	21,115	22,157
Unsecured term loan facility	170,000	170,000
SBA 7(a) loan-backed notes with a variable interest rate which resets monthly based on the lesser of the one-month LIBOR plus 1.40% or the prime rate less 1.08%, with payments due monthly of interest and principal. Balance due at maturity in March 20, 2043.	34,961	—
Junior subordinated notes with a variable interest rate which resets quarterly based on the three-month LIBOR (as defined below) plus 3.25%, with quarterly interest only payments. Balance due at maturity on March 30, 2035.	27,070	27,070
Unsecured credit facility	—	—
	232,031	197,070
Deferred loan costs related to other debt	(1,766)	(1,198)
Discount on junior subordinated notes	(1,876)	(1,937)
Total Other Debt	228,389	193,935
Total Debt	$664,400	$630,852

The mortgages payable are secured by deeds of trust on certain of the properties and assignments of rents. The junior subordinated notes may be redeemed at par at our option.

Secured borrowings—government guaranteed loans represent sold loans which are treated as secured borrowings because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral. These loans included cash premiums that are amortized as a reduction to interest expense over the life of the loan using the effective interest method and are fully amortized when the underlying loan is repaid in full.

SBA 7(a) loan-backed notes are secured by deeds of trust or mortgages.

Deferred loan costs, which represent legal and third-party fees incurred in connection with our borrowing activities, are capitalized and amortized to interest expense on a straight-line basis over the life of the related loan, approximating the

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

effective interest method. Deferred loan costs of $4,914,000 and $3,843,000 are presented net of accumulated amortization of $1,744,000 and $1,105,000 at September 30, 2018 and December 31, 2017, respectively, and are a reduction to total debt.

In September 2014, CIM Commercial entered into an $850,000,000 unsecured credit facility with a bank syndicate which consisted of a $450,000,000 revolver, a $325,000,000 term loan and a $75,000,000 delayed-draw term loan. Outstanding advances under the revolver bore interest at (i) the base rate plus 0.20% to 1.00% or (ii) the London Interbank Offered Rate (“LIBOR”) plus 1.20% to 2.00%, depending on the maximum consolidated leverage ratio. Outstanding advances under the term loans bore interest at (i) the base rate plus 0.15% to 0.95% or (ii) LIBOR plus 1.15% to 1.95%, depending on the maximum consolidated leverage ratio. At each of September 30, 2018 and December 31, 2017, $0 was outstanding under the unsecured credit facility. Our unsecured credit facility matured on September 30, 2018.

In May 2015, CIM Commercial entered into an unsecured term loan facility with a bank syndicate pursuant to which CIM Commercial could borrow up to a maximum of $385,000,000. The term loan facility ranked pari passu with CIM Commercial’s unsecured credit facility described above; covenants under the term loan facility were substantially the same as those in the unsecured credit facility. Outstanding advances under the term loan facility bore interest at (i) the base rate plus 0.60% to 1.25% or (ii) LIBOR plus 1.60% to 2.25%, depending on the maximum consolidated leverage ratio. The term loan facility had a maturity date in May 2022. On November 2, 2015, $385,000,000 was drawn under the term loan facility. Proceeds from the term loan facility were used to repay balances outstanding under our unsecured credit facility. On August 3, 2017, we repaid $65,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $601,000 and related accumulated amortization of $193,000, a proportionate amount to the borrowings being repaid. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $1,387,000 and related accumulated amortization of $512,000, a proportionate amount to the borrowings being repaid. At each of September 30, 2018 and December 31, 2017, $170,000,000 was outstanding under the term loan facility and the variable interest rate was 3.70% and 2.96%, respectively. The interest rate of the term loan facility was effectively converted to a fixed rate of 3.16% through interest rate swaps (Note 12) that converted the interest rate on the first $170,000,000 of our one-month LIBOR indexed variable rate borrowings to a fixed rate. On October 30, 2018, we terminated and repaid the $170,000,000 of outstanding borrowings on our unsecured term loan facility using proceeds from our new revolving credit facility. In connection with the repayment and termination, on October 30, 2018, we wrote off the remaining deferred loan costs of $1,872,000 and related accumulated amortization of $1,064,000.

In June 2016, we entered into six mortgage loan agreements with an aggregate principal amount of $392,000,000. A portion of the net proceeds from the loans was used to repay outstanding balances under our unsecured credit facility and the remaining portion was used to repurchase shares of our Common Stock in a private repurchase in September 2016. The June 2017 borrowing used to fund the private share repurchase was repaid using proceeds from subsequent asset sales.

In October 2018, CIM Commercial entered into a revolving credit facility with a bank syndicate pursuant to which CIM Commercial can borrow up to a maximum of $250,000,000, subject to a borrowing base calculation. The revolving credit facility is secured by deeds of trust on certain properties. Outstanding advances under the revolving credit facility bear interest at (i) the base rate plus 0.55% or (ii) LIBOR plus 1.55%. The revolving credit facility is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The revolving credit facility matures in October 2022 and provides for one one-year extension option under certain conditions. On October 30, 2018, we borrowed $170,000,000 on this facility to repay outstanding borrowings on our unsecured term loan facility.

At each of September 30, 2018 and December 31, 2017, we were in compliance with all of our respective financial covenants under the unsecured credit and term loan facilities.

On March 28, 2017, in connection with the sale of an office property in San Francisco, California, we paid off a mortgage with an outstanding balance of $25,331,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $1,508,000 in connection with the prepayment of this mortgage (Note 3).

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

On May 30, 2017, in connection with the sale of two multifamily properties, both located in Dallas, Texas, we paid off two mortgages with an aggregate outstanding balance of $15,448,000 using proceeds from the sales. Additionally, we paid aggregate prepayment penalties of $1,901,000 in connection with the prepayment of these mortgages (Note 3).

On June 23, 2017, in connection with the sale of a multifamily property in Dallas, Texas, we paid off a mortgage with an outstanding balance of $23,333,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $2,812,000 in connection with the prepayment of this mortgage (Note 3).

On September 21, 2017, in connection with the sale of an office property in Los Angeles, California, a mortgage with an outstanding principal balance of $21,700,000, collateralized by such property, was assumed by the buyer.

On May 30, 2018, we completed a securitization of the unguaranteed portion of certain of our SBA 7(a) loans receivable with the issuance of $38,200,000 of unguaranteed SBA 7(a) loan-backed notes.  The SBA 7(a) loan-backed notes are collateralized by the right to receive payments and other recoveries attributable to the unguaranteed portions of certain of our SBA 7(a) loans receivable.  The SBA 7(a) loan-backed notes mature on March 20, 2043, with monthly payments due as payments on the collateralized loans are received.  Based on the anticipated repayments of our collateralized SBA 7(a) loans, we estimate the weighted average life of the SBA 7(a) loan-backed notes to be approximately three years.  The SBA 7(a) loan-backed notes bear interest at the lower of the one-month LIBOR plus 1.40% or the prime rate less 1.08%.  We reflect the SBA 7(a) loans receivable as assets on our consolidated balance sheet and the SBA 7(a) loan-backed notes as debt on our consolidated balance sheet.

At September 30, 2018 and December 31, 2017, accrued interest and unused commitment fees payable of $1,988,000 and $2,098,000, respectively, are included in accounts payable and accrued expenses.

Future principal payments on our debt (face value) at September 30, 2018 are as follows:

Years Ending December 31,	Mortgages Payable	Secured Borrowings Principal (1)	Other (1)(2)	Total
	(in thousands)
2018 (Three months ending December 31, 2018)	$—	$346	$602	$948
2019	—	719	2,466	3,185
2020	—	755	2,532	3,287
2021	—	794	2,598	3,392
2022	679	834	172,674	174,187
Thereafter	415,621	16,373	51,159	483,153
	$416,300	$19,821	$232,031	$668,152

(1)                                 Principal payments on secured borrowings and SBA 7(a) loan-backed notes, which are included in Other, are generally dependent upon cash flows received from the underlying loans. Our estimate of their repayment is based on scheduled payments on the underlying loans. Our estimate will differ from actual amounts to the extent we experience prepayments and or loan liquidations or charge-offs. No payment is due unless payments are received from the borrowers on the underlying loans.

(2)                                 Represents the junior subordinated notes, SBA 7(a) loan-backed notes, and unsecured credit and term loan facilities.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

8. STOCK-BASED COMPENSATION PLANS

In May 2016, we granted awards of 3,392 restricted shares of Common Stock to each of the independent members of the Board of Directors (10,176 in aggregate) under the 2015 Equity Incentive Plan, which fully vested in May 2017 based on one year of continuous service. In June 2017, we granted awards of 3,195 restricted shares of Common Stock to each of the independent members of the Board of Directors (9,585 in aggregate) under the 2015 Equity Incentive Plan, which fully vested in June 2018 based on one year of continuous service. In May 2018, we granted awards of 3,378 restricted shares of Common Stock to each of the independent members of the Board of Directors (10,134 in aggregate) under the 2015 Equity Incentive Plan, which vest after one year of continuous service. Compensation expense related to these restricted shares of Common Stock is recognized over the vesting period. We recorded compensation expense of $38,000 and $38,000 for the three months ended September 30, 2018 and 2017, respectively, and $124,000 and $115,000 for the nine months ended September 30, 2018 and 2017, respectively, related to these restricted shares of Common Stock.

We issued to two of our executive officers an aggregate of 2,000 restricted shares of Common Stock on March 6, 2015, which fully vested in March 2017. The restricted shares of Common Stock vested based on two years of continuous service with one-third of the shares of Common Stock vesting immediately upon issuance and one-third vesting at the end of each of the next two years from the date of issuance. Compensation expense related to these restricted shares of Common Stock was recognized over the vesting period. We recognized no compensation expense for the three months ended September 30, 2018 and 2017, respectively, and $0 and $1,000 for the nine months ended September 30, 2018 and 2017, respectively, related to these restricted shares of Common Stock.

As of September 30, 2018, there was $87,000 of total unrecognized compensation expense related to shares of Common Stock which will be recognized over the next year.

9. EARNINGS PER SHARE (“EPS”)

The computations of basic EPS are based on our weighted average shares outstanding. The basic weighted average shares of Common Stock outstanding were 43,795,000 and 57,876,000 for the three months ended September 30, 2018 and 2017, respectively, and 43,791,000 and 73,503,000 for the nine months ended September 30, 2018 and 2017, respectively. The Series A Preferred Stock, the Series A Preferred Warrants, and the Series L Preferred Stock were not included in the computation of diluted EPS for the three and nine months ended September 30, 2018 because their impact was deemed to be anti-dilutive. The Series A Preferred Stock and the Series A Preferred Warrants were not included in the computation of diluted EPS for the three and nine months ended September 30, 2017 because their impact was deemed to be anti-dilutive. No shares of Series L Preferred Stock were outstanding during the three and nine months ended September 30, 2017.

EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method for computing EPS for the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

The following table reconciles the numerator and denominator used in computing our basic and diluted per-share amounts for net (loss) income attributable to common stockholders for the three and nine months ended September 30, 2018 and 2017:

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except per share amounts)
Numerator:
Net (loss) income attributable to common stockholders	$(4,448)	$72,257	$(9,350)	$357,447
Redeemable preferred stock dividends declared on dilutive shares	—	—	—	—
Numerator for dilutive net (loss) income attributable to common stockholders	$(4,448)	$72,257	$(9,350)	$357,447
Denominator:
Basic weighted average shares of Common Stock outstanding	43,795	57,876	43,791	73,503
Effect of dilutive securities—contingently issuable shares	—	—	—	—
Diluted weighted average shares and common stock equivalents outstanding	43,795	57,876	43,791	73,503
Net (loss) income attributable to common stockholders per share:
Basic	$(0.10)	$1.25	$(0.21)	$4.86
Diluted	$(0.10)	$1.25	$(0.21)	$4.86

10. REDEEMABLE PREFERRED STOCK

Series A Preferred Stock—We have an effective registration statement with the SEC with respect to the offer and sale of up to $900,000,000 of units (collectively, the “Series A Preferred Units”), with each unit consisting of (i) one share of Series A Preferred Stock, par value $0.001 per share, of the Company (collectively, the “Series A Preferred Stock”) with an initial stated value of $25.00 per share (“Series A Preferred Stock Stated Value”), subject to adjustment, and (ii) one warrant (collectively, the “Series A Preferred Warrants”) to purchase 0.25 of a share of Common Stock (Note 11). The registration statement allows us to sell up to a maximum of 36,000,000 Series A Preferred Units. Our Series A Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distributions of amounts upon liquidation, dissolution or winding up. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance.

Our Series A Preferred Stock is redeemable at the option of the holder (the “Series A Preferred Stock Holder”) or CIM Commercial. The redemption schedule of the Series A Preferred Stock allows redemptions at the option of the Series A Preferred Stock Holder from the date of original issuance of any given shares of Series A Preferred Stock through the second year at the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends, subject to the payment of a 13.0% redemption fee. After year two, the redemption fee decreases to 10.0% and after year five there is no redemption fee. Also, CIM Commercial has the right to redeem the Series A Preferred Stock after year five at the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends. At the Company’s discretion, redemptions will be paid in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock, an equal value of Common Stock based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

As of September 30, 2018, we had issued 2,462,104 Series A Preferred Units and received gross proceeds of $61,552,000 ($61,276,000 of which were allocated to the Series A Preferred Stock and the remaining $276,000 were allocated to the Series A Preferred Warrants). In connection with such issuance, costs specifically identifiable to the offering of Series A Preferred Units, such as commissions, dealer manager fees and other offering fees and expenses, totaled $4,875,000 ($4,793,000 of which were allocated to the Series A Preferred Stock and the remaining $82,000 were allocated to the Series A Preferred Warrants). In addition, as of September 30, 2018, non issuance specific costs related to this offering totaled $4,532,000. As of September 30, 2018, we have reclassified and allocated $312,000 and $1,000 from deferred rent receivable and charges to Series A Preferred Stock and Series A Preferred Warrants, respectively, as a reduction to the gross proceeds

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

received. Such reclassification was based on the number of Series A Preferred Units issued during the period relative to the maximum number of Series A Preferred Units expected to be issued under the offering. As of September 30, 2018, 4,785 shares of Series A Preferred Stock had been redeemed. In September 2018, we received a request to redeem 200 shares of Series A Preferred Stock, which were redeemed in October 2018, and as of September 30, 2018, such shares are included in accounts payable and accrued expenses in our consolidated balance sheet.

On the first anniversary of the date of original issuance of a particular share of Series A Preferred Stock, we reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. As of September 30, 2018, we have reclassified an aggregate of $12,934,000 in net proceeds from temporary equity to permanent equity.

Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Preferred Stock Stated Value (i.e., the equivalent of $0.34375 per share per quarter). Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. Cash dividends declared on our Series A Preferred Stock for the nine months ended September 30, 2018 and 2017 consist of the following:

			Dividends
Declaration Date	Payment Date	Number of Shares	Declared
			(in thousands)
August 22, 2018	October 15, 2018	2,457,119	$769
June 4, 2018	July 16, 2018	2,149,863	$662
March 6, 2018	April 16, 2018	1,674,841	$493

September 7, 2017	October 16, 2017	568,921	$138
June 12, 2017	July 17, 2017	308,775	$72
March 8, 2017	April 17, 2017	144,698	$31

Series L Preferred Stock—On November 21, 2017, in connection with our registration statement filed with the SEC and the Israel Securities Authority (the “ISA”), we issued 808,074 Series L preferred units (“Series L Preferred Units”). Each Series L Preferred Unit consists of ten shares of Series L Preferred Stock with an initial stated value of $28.37 per share (“Series L Preferred Stock Stated Value”), subject to adjustment. We issued 8,080,740 shares of Series L Preferred Stock in connection with the offering. We received gross proceeds of $229,251,000 from the sale of the Series L Preferred Stock, which was reduced by issuance specific offering costs, such as commissions, dealer manager fees, and other offering fees and expenses, totaling $15,928,000, a discount of $2,946,000, and non-issuance specific costs of $2,532,000. These fees have been recorded as a reduction to the gross proceeds in permanent equity.

Our Series L Preferred Stock ranks senior to our Common Stock with respect to distributions of amounts upon liquidation, dissolution or winding up and junior to our Series A Preferred Stock and Common Stock with respect to the payment of dividends. Our Series L Preferred Stock is redeemable at the option of the holder or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Preferred Stock Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distribution on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A) cash in ILS at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) the NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. As of September 30, 2018, no shares of Series L Preferred Stock have been redeemed.

Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Preferred Stock Stated Value (i.e., the equivalent of $1.56035 per share per year). Dividends on each share of Series L Preferred Stock are cumulative from the date of issuance. Cash dividends on shares of Series L Preferred Stock are paid annually, with the first distribution payable in January 2019 for the period from the date of issuance through December 31, 2018. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%. As of September 30, 2018, we have accumulated cash dividends on our Series L Preferred Stock as follows and such dividends are included in the numerator for purposes of calculating basic and diluted net income (loss) attributable to common stockholders per share (Note 9).

Accumulation Period			Dividends
Start Date	End Date	Number of Shares	Accumulated
			(in thousands)
July 1, 2018	September 30, 2018	8,080,740	$3,152
April 1, 2018	June 30, 2018	8,080,740	$3,152
January 1, 2018	March 31, 2018	8,080,740	$3,152

November 20, 2017	December 31, 2017	8,080,740	$1,436

Until the fifth anniversary of the date of original issuance of our Series L Preferred Stock, we are prohibited from issuing any shares of preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio, calculated in accordance with the Articles Supplementary describing the Series L Preferred Stock, is equal to or greater than 1.25:1.00. At September 30, 2018 and December 31, 2017, we were in compliance with the Series L Preferred Stock Minimum Fixed Charge Coverage Ratio.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

11. STOCKHOLDERS’ EQUITY

Dividends

Dividends per share of Common Stock declared during the nine months ended September 30, 2018 and 2017 consist of the following:

Declaration Date	Payment Date	Type	Dividend Per Common Share
August 22, 2018	September 25, 2018	Regular Quarterly	$0.12500
June 4, 2018	June 28, 2018	Regular Quarterly	$0.12500
March 6, 2018	March 29, 2018	Regular Quarterly	$0.12500

September 7, 2017	September 25, 2017	Regular Quarterly	$0.12500
June 12, 2017	June 27, 2017	Special Cash	$1.98000
June 12, 2017	June 27, 2017	Regular Quarterly	$0.12500
April 5, 2017	April 24, 2017	Special Cash	$0.28000
March 8, 2017	March 27, 2017	Regular Quarterly	$0.21875

We declared the special cash dividends detailed below to allow the common stockholders that did not participate in the share repurchases as described below to receive the economic benefit of such repurchases. Urban Partners II, LLC (“Urban II”), a fund managed by an affiliate of CIM Group, the Administrator and the Operator (each as defined in Note 14), and an affiliate of CIM REIT and CIM Urban, waived its right to receive these special cash dividends.

On April 5, 2017, we declared a special cash dividend of $0.28 per share of Common Stock, or $601,000 in the aggregate, that was paid on April 24, 2017 to stockholders of record on April 17, 2017.

On June 12, 2017, we declared a special cash dividend of $1.98 per share of Common Stock, or $4,271,000 in the aggregate, that was paid on June 27, 2017 to stockholders of record on June 20, 2017.

On December 18, 2017, we declared a special cash dividend of $0.73 per share of Common Stock, or $1,575,000 in the aggregate, that was paid on January 11, 2018 to stockholders of record on December 29, 2017.

Share Repurchases

On December 18, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 14,090,909 shares of Common Stock from Urban II. The aggregate purchase price was $310,000,000, or $22.00 per share. We funded the repurchase using available cash from asset sales. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on January 11, 2018 that allowed stockholders that did not participate in the December 18, 2017 private repurchase to receive the economic benefit of such repurchase.

On June 12, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 26,181,818 shares of Common Stock from Urban II. The aggregate purchase price was $576,000,000, or $22.00 per share. We funded the repurchase using available cash from asset sales and short-term borrowings on our unsecured credit facility. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on June 27, 2017 that allowed stockholders that did not participate in the June 12, 2017 private repurchase to receive the economic benefit of such repurchase.

On September 14, 2016, we repurchased, in a privately negotiated transaction, canceled and retired 3,628,116 shares of Common Stock from Urban II. The aggregate purchase price was $79,819,000, or $22.00 per share. We funded the repurchase

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

using proceeds from the six mortgage loans obtained in June 2016. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on April 24, 2017 that allowed stockholders that did not participate in the September 14, 2016 private repurchase to receive the economic benefit of such repurchase.

Series A Preferred Warrants

Each Series A Preferred Unit consists of (i) one share of Series A Preferred Stock (Note 10) and (ii) one Series A Preferred Warrant (Note 10) which allows the holder to purchase 0.25 of a share of Common Stock. The Series A Preferred Warrants are exercisable beginning on the first anniversary of the date of their original issuance until and including the fifth anniversary of the date of such issuance. The exercise price of each Series A Preferred Warrant is at a 15.0% premium to the per share estimated net asset value of our Common Stock (as most recently published by us at the time of each issuance).

Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance. As of September 30, 2018, we had issued 2,462,104 Series A Preferred Warrants in connection with our offering of Series A Preferred Units and allocated net proceeds of $193,000, after specifically identifiable offering costs and allocated general offering costs, to the Series A Preferred Warrants in permanent equity.

12. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Hedges of Interest Rate Risk

In order to manage financing costs and interest rate exposure related to the one-month LIBOR indexed variable rate borrowings on our unsecured term loan facility, on August 13, 2015, we entered into ten interest rate swap agreements with multiple counterparties totaling $385,000,000 of notional value. These swap agreements became effective on November 2, 2015. On August 3, 2017, we repaid $65,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated three interest rate swaps with an aggregate notional value of $65,000,000. Costs incurred to terminate such swaps totaled $38,000. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated four interest rate swaps with an aggregate notional value of $150,000,000. Such swaps were in the money at the time of their termination and we received termination payments, net of fees, of $1,011,000.

Each of our interest rate swap agreements initially met the criteria for cash flow hedge accounting treatment and we had designated the interest rate swap agreements as cash flow hedges of the risk of variability attributable to changes in the one-month LIBOR. Accordingly, the interest rate swaps are recorded on the consolidated balance sheets at fair value, and prior to August 1, 2018, the changes in the fair value of the swaps were recorded in OCI and reclassified to earnings as an adjustment to interest expense as interest becomes receivable or payable (Note 2). On July 31, 2018, we determined the hedged forecasted transaction was no longer probable of occurring so all subsequent changes in the fair value of our interest rate swaps are included in interest expense on our consolidated statements of operations. The balance in AOCI as of July 31, 2018 will be reclassified to earnings as an adjustment to interest expense on our consolidated statements of operations as the originally designated forecasted transaction affects earnings. For each of the three and nine months ended September 30, 2018, $320,000 was reclassified from AOCI and decreased interest expense on our consolidated statements of operations. Beginning on August 1, 2018, changes in the fair value of the swaps are recorded in interest expense on our consolidated statements of operations. For each of the three and nine months ended September 30, 2018, $70,000 is included as an increase in interest expense on our consolidated statements of operations related to the change in the fair value of our interest rate swaps. We do not expect any significant losses from counterparty defaults related to our swap agreements.

Summary of Derivatives

The following table sets forth the key terms of our interest rate swap contracts:

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Number of Interest Rate Swaps(1)(2)	Total Notional Amount	Fixed Rates	Floating Rate Index	Effective Date	Expiration Date
	(in thousands)
3	$170,000	1.562% - 1.565%	One-Month LIBOR	11/2/2015	5/8/2020

(1)                                 See Note 13 for our fair value disclosures.

(2)                                 Our interest rate swaps are not subject to master netting arrangements.

These swaps hedge the risk of the variability in the future cash flows of our one-month LIBOR indexed variable rate interest payments by fixing the rate until May 8, 2020 at a weighted average rate of 1.563% plus the credit spread, which was 1.60% at September 30, 2018 and December 31, 2017, or an all-in rate of 3.16%.

Credit-Risk-Related Contingent Features

Each of our interest rate swap agreements contains a provision under which we could also be declared in default under such agreements if we default on the term loan facility. As of September 30, 2018 and December 31, 2017, there have been no events of default under our interest rate swap agreements.

Impact of Hedges on AOCI and Consolidated Statements of Operations

The changes in the balance of each component of AOCI related to our interest rate swaps designated as cash flow hedges are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Accumulated other comprehensive income (loss), at beginning of period	$3,221	$603	$1,631	$(509)
Other comprehensive income (loss) before reclassifications	214	40	1,973	(149)
Amounts reclassified (to) from accumulated other comprehensive income (loss) (1)	(397)	293	(566)	1,594
Net current period other comprehensive income	(183)	333	1,407	1,445
Accumulated other comprehensive income, at end of period	$3,038	$936	$3,038	$936

(1)                                 The amounts from AOCI are reclassified as a (decrease) increase to interest expense in the statements of operations.

Future Reclassifications from AOCI

As of July 31, 2018, the hedged forecasted transaction was no longer probable of occurring so the interest rate swaps are no longer eligible for hedge accounting and all future changes in fair value of the interest rate swaps are recorded in interest expense on our consolidated statements of operations and no amounts will be deferred into AOCI. The balance in AOCI as of July 31, 2018 will be reclassified to earnings as an adjustment to interest expense on our consolidated statements of operations as the originally designated forecasted transaction affects earnings.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

We determine the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The hierarchy for inputs used in measuring fair value is as follows:

Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

Level 2 Inputs—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs—Unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Our derivative financial instruments (Note 12) are measured at fair value on a recurring basis and are presented on our consolidated balance sheets at fair value, on a gross basis, excluding accrued interest. The table below presents the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets:

	September 30, 2018	December 31, 2017	Level	Balance Sheet Location
	(in thousands)
Assets:
Interest rate swaps	$3,288	$1,631	2	Other assets

Interest Rate Swaps—We estimate the fair value of our interest rate swaps by calculating the credit-adjusted present value of the expected future cash flows of each swap. The calculation incorporates the contractual terms of the derivatives, observable market interest rates which we consider to be Level 2 inputs, and credit risk adjustments, if any, to reflect the counterparty’s as well as our own nonperformance risk.

The estimated fair values of those financial instruments which are not recorded at fair value on a recurring basis on our consolidated balance sheets are as follows:

	September 30, 2018		December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Level
	(in thousands)
Assets:
SBA 7(a) loans receivable, subject to loan-backed notes	$38,976	$39,674	$—	$—	3
SBA 7(a) loans receivable, subject to secured borrowings	20,725	21,115	21,728	22,157	3
SBA 7(a) loans receivable, subject to credit risk	22,197	22,688	58,904	61,277	3
Commercial mortgage loans receivable	—	—	424	424	3
Liabilities:
Mortgages payable	414,896	400,522	414,760	413,819	3
Junior subordinated notes	25,194	24,369	25,133	24,162	3

Management’s estimation of the fair value of our financial instruments other than our interest rate swaps is based on a Level 3 valuation in the fair value hierarchy established for disclosure of how a company values its financial instruments. In general, quoted market prices from active markets for the identical financial instrument (Level 1 inputs), if available, should be used to value a financial instrument. If quoted prices are not available for the identical financial instrument, then a determination should be made if Level 2 inputs are available. Level 2 inputs include quoted prices for similar financial instruments in active markets for identical or similar financial instruments in markets that are not active (i.e., markets in which there are few transactions for the financial instruments, the prices are not current, price quotations vary substantially, or in which little information is released publicly). There is limited reliable market information for our financial instruments other than our interest rate swaps and we utilize other methodologies based on unobservable inputs for valuation purposes since there are no Level 1 or Level 2 inputs available. Accordingly, Level 3 inputs are used to measure fair value.

In general, estimates of fair value may differ from the carrying amounts of the financial assets and liabilities primarily as a result of the effects of discounting future cash flows. Considerable judgment is required to interpret market data and develop estimates of fair value. Accordingly, the estimates presented are made at a point in time and may not be indicative of the amounts we could realize in a current market exchange.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

The carrying amounts of our secured borrowings, SBA 7(a) loan-backed notes, and unsecured credit and term loan facilities approximate their fair values, as the interest rates on these securities are variable and approximate current market interest rates.

SBA 7(a) Loans Receivable, Subject to Loan-Backed Notes—These loans receivable represent the unguaranteed portions of loans originated under the SBA 7(a) Program which were transferred to a trust and are held as collateral in connection with a securitization transaction. The proceeds from the transfer have been recorded as SBA 7(a) loan-backed notes payable. In order to determine the estimated fair value of these loans receivable, we use a present value technique for the anticipated future cash flows using certain assumptions. At September 30, 2018, our assumptions included discount rates ranging from 8.25% to 9.75% and prepayment rates ranging from 7.30% to 17.50%.

SBA 7(a) Loans Receivable, Subject to Secured Borrowings—These loans receivable represent the government guaranteed portion of loans which were sold with the proceeds received from the sale reflected as secured borrowings—government guaranteed loans. There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal. In order to determine the estimated fair value of these loans receivable, we use a present value technique for the anticipated future cash flows taking into consideration the lack of credit risk and using a range of prepayment rates from 15.50% to 17.50% at each of September 30, 2018 and December 31, 2017.

SBA 7(a) Loans Receivable, Subject to Credit Risk and Commercial Mortgage Loans Receivable—Loans receivable were initially recorded at estimated fair value at the Acquisition Date. Loans receivable originated subsequent to the Acquisition Date are recorded at cost upon origination and adjusted by net loan origination fees and discounts. In order to determine the estimated fair value of our loans receivable, we use a present value technique for the anticipated future cash flows using certain assumptions. At September 30, 2018, our assumptions included discount rates ranging from 7.50% to 9.75% and prepayment rates ranging from 7.30% to 17.50%. At December 31, 2017, our assumptions included discount rates ranging from 6.25% to 9.00% and prepayment rates ranging from 7.30% to 17.50%.

Mortgages Payable—The fair values of mortgages payable are estimated based on current interest rates available for debt instruments with similar terms. The fair value of our mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.75% to 4.76% and 4.15% to 4.28% at September 30, 2018 and December 31, 2017, respectively.

Junior Subordinated Notes—The fair value of the junior subordinated notes is estimated based on current interest rates available for debt instruments with similar terms. Discounted cash flow analysis is generally used to estimate the fair value of our junior subordinated notes. The rate used was 6.65% and 5.94% at September 30, 2018 and December 31, 2017, respectively.

14. RELATED-PARTY TRANSACTIONS

Asset Management and Other Fees to Related Parties

In May 2005, CIM Urban and CIM Urban REIT Management, L.P., each an affiliate of CIM REIT and CIM Group, entered into an investment management agreement, pursuant to which CIM Urban engaged CIM Urban REIT Management, L.P. to provide certain services to CIM Urban. CIM Investment Advisors, LLC, an affiliate of CIM REIT and CIM Group, registered with the SEC as an investment adviser and, in connection with such registration, CIM Urban entered into a new investment management agreement with CIM Investment Advisors, LLC, in December 2015, on terms and in scope substantially similar to those in the previous agreement, and the previous investment management agreement was terminated. The “Operator” refers to CIM Urban REIT Management, L.P. prior to December 10, 2015 and to CIM Investment Advisors, LLC on and after December 10, 2015.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

CIM Urban pays asset management fees to the Operator on a quarterly basis in arrears. The fee is calculated as a percentage of the daily average adjusted fair value of CIM Urban’s assets:

Daily Average Adjusted Fair Value of CIM Urban’s Assets		Quarterly Fee
From Greater of	To and Including	Percentage
(in thousands)
$—	$500,000	0.2500%
500,000	1,000,000	0.2375%
1,000,000	1,500,000	0.2250%
1,500,000	4,000,000	0.2125%
4,000,000	20,000,000	0.1000%

The Operator earned asset management fees of $4,475,000 and $4,971,000 for the three months ended September 30, 2018 and 2017, respectively, and $13,350,000 and $17,515,000 for the nine months ended September 30, 2018 and 2017, respectively. At September 30, 2018 and December 31, 2017, asset management fees of $4,484,000 and $4,714,000, respectively, were due to the Operator.

CIM Management, Inc. and certain of its affiliates (collectively, the “CIM Management Entities”), all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban. The CIM Management Entities earned property management fees of $1,084,000 and $1,229,000 for the three months ended September 30, 2018 and 2017, respectively, and $3,289,000 and $3,967,000 for the nine months ended September 30, 2018 and 2017, respectively, which are included in rental and other property operating expenses. CIM Urban also reimbursed the CIM Management Entities $1,256,000 and $2,018,000 during the three months ended September 30, 2018 and 2017, respectively, and $4,523,000 and $6,704,000 during the nine months ended September 30, 2018 and 2017, respectively, for the cost of on-site personnel incurred on behalf of CIM Urban, which are included in rental and other property operating expenses. The CIM Management Entities earned leasing commissions of $67,000 and $437,000 for the three months ended September 30, 2018 and 2017, respectively, and $286,000 and $808,000 for the nine months ended September 30, 2018 and 2017, respectively, which were capitalized to deferred charges. In addition, the CIM Management Entities earned construction management fees of $65,000 and $233,000 for the three months ended September 30, 2018 and 2017, respectively, and $506,000 and $508,000 for the nine months ended September 30, 2018 and 2017, respectively, which were capitalized to investments in real estate.

At September 30, 2018 and December 31, 2017, fees payable and expense reimbursements due to the CIM Management Entities of $2,599,000 and $2,986,000, respectively, are included in due to related parties. Also included in due to related parties as of September 30, 2018 and December 31, 2017, was $1,098,000 due to and $849,000 due from, respectively, the CIM Management Entities and certain of its affiliates.

On the Acquisition Date, pursuant to the terms of the Merger Agreement, CIM Commercial and its subsidiaries entered into the master services agreement (the “Master Services Agreement”) with CIM Service Provider, LLC (the “Administrator”), an affiliate of CIM Group, pursuant to which the Administrator has agreed to provide, or arrange for other service providers to provide, management and administration services to CIM Commercial and its subsidiaries following the Merger. Pursuant to

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

the Master Services Agreement, we appointed an affiliate of CIM Group as the administrator of Urban Partners GP, LLC. Under the Master Services Agreement, CIM Commercial pays a base service fee (the “Base Service Fee”) to the Administrator initially set at $1,000,000 per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2015), payable quarterly in arrears. The Administrator earned a Base Service Fee of $270,000 and $265,000 for the three months ended September 30, 2018 and 2017, respectively, and $809,000 and $795,000 for the nine months ended September 30, 2018 and 2017, respectively. In addition, pursuant to the terms of the Master Services Agreement, the Administrator may receive compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. During the nine months ended September 30, 2018 and 2017, such services performed by the Administrator included accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources and corporate communications. The Administrator’s compensation is based on the salaries and benefits of the employees of the Administrator and or its affiliates who performed these services (allocated based on the percentage of time spent on the affairs of CIM Commercial and its subsidiaries). We expensed $583,000 and $735,000 for the three months ended September 30, 2018 and 2017, respectively, and $2,138,000 and $2,357,000 for the nine months ended September 30, 2018 and 2017, respectively, for such services which are included in asset management and other fees to related parties. At September 30, 2018 and December 31, 2017, $1,226,000 and $1,963,000 was due to the Administrator, respectively, for such services.

On January 1, 2015, we entered into a Staffing and Reimbursement Agreement with CIM SBA Staffing, LLC (“CIM SBA”), an affiliate of CIM Group and our subsidiary, PMC Commercial Lending, LLC. The agreement provides that CIM SBA will provide personnel and resources to us and that we will reimburse CIM SBA for the costs and expenses of providing such personnel and resources. For the three months ended September 30, 2018 and 2017, we incurred expenses related to services subject to reimbursement by us under this agreement of $740,000 and $845,000, respectively, which are included in asset management and other fees to related parties for lending segment costs and $53,000 and $80,000, respectively, for corporate services, which are included in asset management and other fees to related parties; for the nine months ended September 30, 2018 and 2017, we incurred expenses related to such services of $1,980,000 and $2,473,000, respectively, which are included in asset management and other fees to related parties for lending segment costs and $198,000 and $319,000, respectively, for corporate services, which are included in asset management and other fees to related parties. In addition, we deferred personnel costs of $97,000 and $154,000 for the three months ended September 30, 2018 and 2017, respectively, and $233,000 and $308,000 for the nine months ended September 30, 2018 and 2017, respectively, associated with services provided for originating loans. At September 30, 2018, $1,388,000 was due to CIM SBA for the costs and expenses of providing such personnel and resources.

On May 10, 2018, the Company executed a wholesaling agreement (the “Wholesaling Agreement”) with International Assets Advisors, LLC (“IAA”) and CCO Capital, LLC (“CCO Capital”). IAA is the exclusive dealer manager for the Company’s public offering of Series A Preferred Units. CCO Capital is a registered broker dealer and is under common control with the Operator and the Administrator. Under the Wholesaling Agreement, among other things, CCO Capital, in its capacity as the wholesaler for the offering, assists IAA with the sale of Series A Preferred Units. In exchange for CCO Capital’s services under the Wholesaling Agreement, IAA pays CCO Capital a fee equal to 2.75% of the selling price of each Series A Preferred Unit for which a sale is completed, reduced by any applicable fee reallowances payable to soliciting dealers pursuant to separate soliciting dealer agreements between IAA and soliciting dealers. The foregoing fee is reduced, and may be exceeded, by a fixed monthly payment by CCO Capital to IAA for IAA’s services in connection with periodic closings and settlements for the offering. As of September 30, 2018, $65,000 was included in deferred costs for CCO capital fees, of which $43,000 is included in due to related parties.

Other

On October 1, 2015, an affiliate of CIM Group entered into a 5-year lease renewal with respect to a property owned by the Company. We recorded rental and other property income related to this tenant of $27,000 for the each of the three months ended September 30, 2018 and 2017 and $81,000 for each of the nine months ended September 30, 2018 and 2017.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

On June 12, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 26,181,818 shares of Common Stock from Urban II. The aggregate purchase price was $576,000,000, or $22.00 per share (Note 11).

15. COMMITMENTS AND CONTINGENCIES

Loan Commitments—Commitments to extend credit are agreements to lend to a customer provided the terms established in the contract are met. Our outstanding loan commitments to fund loans were $16,643,000 at September 30, 2018 and are for prime-based loans to be originated by our subsidiary engaged in SBA 7(a) Program lending, the government guaranteed portion of which is intended to be sold. Commitments generally have fixed expiration dates. Since some commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

General—In connection with the ownership and operation of real estate properties, we have certain obligations for the payment of tenant improvement allowances and lease commissions in connection with new leases and renewals. CIM Commercial had a total of $19,531,000 in future obligations under leases to fund tenant improvements and other future construction obligations at September 30, 2018. At September 30, 2018, $12,476,000 was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with the mortgage loan agreements entered into in June 2016.

Employment Agreements—We have employment agreements with two of our officers. Under certain circumstances, each of these employment agreements provides for (1) severance payment equal to the annual base salary paid to the officer and (2) death and disability payments in an amount equal to two times and one time, respectively, the annual base salary paid to the officers.

Litigation—We are not currently involved in any material pending or threatened legal proceedings nor, to our knowledge, are any material legal proceedings currently threatened against us, other than routine litigation arising in the ordinary course of business. In the normal course of business, we are periodically party to certain legal actions and proceedings involving matters that are generally incidental to our business. While the outcome of these legal actions and proceedings cannot be predicted with certainty, in management’s opinion, the resolution of these legal proceedings and actions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In April 2017, the City and County of San Francisco filed a lawsuit against certain of our subsidiaries and us claiming past due real property transfer tax relating to a transaction in a prior year. In June 2017, we filed a demurrer against the City and County of San Francisco. The demurrer was denied in July 2017. We filed a writ to appeal the denial of the demurrer in early August 2017.  The writ was denied in August 2017 and, in order to continue to contest the asserted tax obligations, we paid the City and County of San Francisco $11,845,000 in penalties, interest and legal fees in late August 2017. We filed claims for refund in January 2018 in an effort to recover the full amounts paid. These claims were denied by the City and County of San Francisco in July 2018. In September 2018, we filed a lawsuit against the City and County of San Francisco seeking a refund of the $11,845,000 in penalties, interest and legal fees paid. We intend to vigorously pursue this litigation.

SBA Related—If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced under the SBA 7(a) Program, the SBA may seek recovery of the principal loss related to the deficiency from us. With respect to the guaranteed portion of SBA loans that have been sold, the SBA will first honor its guarantee and then seek compensation from us in the event that a loss is deemed to be attributable to technical deficiencies. Based on historical experience, we do not expect that this contingency is probable to be asserted. However, if asserted, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Environmental Matters—In connection with the ownership and operation of real estate properties, we may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. We have not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with any of the properties, and we are not aware of any other environmental condition with respect to any of the properties that management believes will have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Rent Expense—Rent expense under a ground lease for a property that was sold in August 2017, which includes straight-line rent and amortization of acquired below-market ground lease, was $0 for the three and nine months ended September 30, 2018 and $292,000 and $1,168,000 for the three and nine months ended September 30, 2017, respectively. We record rent expense on a straight-line basis.

We lease office space in Dallas, Texas under a lease which expires in May 2019. We recorded rent expense of $65,000 and $54,000 for the three months ended September 30, 2018 and 2017, respectively, and $182,000 and $166,000 for the nine months ended September 30, 2018 and 2017, respectively.

At September 30, 2018, our scheduled future noncancelable minimum lease payments were $63,000 for the three months ending December 31, 2018 and $106,000 for the year ending December 31, 2019.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

16. FUTURE MINIMUM LEASE RENTALS

Future minimum rental revenue under long-term operating leases at September 30, 2018, excluding tenant reimbursements of certain costs, are as follows:

Years Ending December 31,	Governmental Tenants	Other Tenants	Total
	(in thousands)
2018 (Three months ending December 31, 2018)	$9,255	$24,027	$33,282
2019	35,670	96,647	132,317
2020	33,452	85,381	118,833
2021	22,292	69,714	92,006
2022	11,290	63,680	74,970
Thereafter	40,566	158,072	198,638
	$152,525	$497,521	$650,046

17. CONCENTRATIONS

Tenant Revenue Concentrations—Rental revenue, excluding tenant reimbursements of certain costs, from the U.S. General Services Administration and other government agencies (collectively, “Governmental Tenants”), which primarily occupy properties located in Washington, D.C., accounted for approximately 20.2% and 23.2% of our rental and other property income and hotel income for the three months ended September 30, 2018 and 2017, respectively, and 19.6% and 21.0% for the nine months ended September 30, 2018 and 2017, respectively. At September 30, 2018 and December 31, 2017, $3,558,000 and $5,130,000, respectively, was due from Governmental Tenants (Note 16).

Rental revenue, excluding tenant reimbursements of certain costs, from Kaiser Foundation Health Plan, Incorporated (“Kaiser”), which occupies space in two of our Oakland, California properties, accounted for approximately 10.4% and 9.8% of our rental and other property income and hotel income for the three months ended September 30, 2018 and 2017, respectively, and 10.1% and 8.2% for the nine months ended September 30, 2018 and 2017, respectively. At September 30, 2018 and December 31, 2017, $199,000 and $91,000, respectively, was due from Kaiser.

Geographical Concentrations of Investments in Real Estate—As of September 30, 2018 and December 31, 2017, we owned 16 and 15 office properties, respectively, one hotel property, two parking garages, and two development sites, one of which is being used as a parking lot. These properties are located in two states and Washington, D.C.

Our revenue concentrations from properties are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
California	76.2%	63.0%	76.9%	62.4%
Washington, D.C.	20.3	29.0	19.7	24.2
Texas	3.5	5.7	3.4	7.3
North Carolina	—	—	—	3.9
New York	—	2.3	—	2.2
	100.0%	100.0%	100.0%	100.0%

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

Our real estate investments concentrations from properties are as follows:

	September 30, 2018	December 31, 2017
California	70.6%	66.4%
Washington, D.C.	27.2	31.2
Texas	2.2	2.4
	100.0%	100.0%

18. SEGMENT DISCLOSURE

In accordance with ASC Topic 280, Segment Reporting, our reportable segments during the three and nine months ended September 30, 2018 consist of two types of commercial real estate properties, namely, office and hotel, as well as a segment for our lending business. Our reportable segments during the three and nine months ended September 30, 2017 consist of three types of commercial real estate properties, namely, office, hotel and multifamily, as well as a segment for our lending business. Management internally evaluates the operating performance and financial results of the segments based on net operating income. We also have certain general and administrative level activities, including public company expenses, legal, accounting, and tax preparation that are not considered separate operating segments. The reportable segments are accounted for on the same basis of accounting as described in the notes to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2018.

For our real estate segments, we define net operating income as rental and other property income and expense reimbursements less property related expenses, and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, impairment of real estate, transaction costs, and provision for income taxes. For our lending segment, we define net operating income as interest income net of interest expense and general overhead expenses.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

The net operating income of our segments for the three and nine months ended September 30, 2018 and 2017 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Office:
Revenues	$36,473	$41,427	$109,293	$134,434
Property expenses:
Operating	14,492	18,761	39,922	50,318
General and administrative	83	106	1,062	788
Total property expenses	14,575	18,867	40,984	51,106
Segment net operating income—office	21,898	22,560	68,309	83,328
Hotel:
Revenues	8,542	8,406	29,980	29,528
Property expenses:
Operating	5,946	5,943	19,316	18,968
General and administrative	—	30	18	69
Total property expenses	5,946	5,973	19,334	19,037
Segment net operating income—hotel	2,596	2,433	10,646	10,491
Multifamily:
Revenues	—	2,683	—	12,400
Property expenses:
Operating	—	1,354	—	6,981
General and administrative	—	36	—	378
Total property expenses	—	1,390	—	7,359
Segment net operating income—multifamily	—	1,293	—	5,041
Lending:
Revenues	2,625	2,868	8,324	7,270
Lending expenses:
Interest expense	633	116	1,117	203
Fees to related party	740	845	1,980	2,473
General and administrative	414	294	1,273	971
Total lending expenses	1,787	1,255	4,370	3,647
Segment net operating income—lending	838	1,613	3,954	3,623
Total segment net operating income	$25,332	$27,899	$82,909	$102,483

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

A reconciliation of our segment net operating income to net (loss) income attributable to the Company for the three and nine months ended September 30, 2018 and 2017 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands)
Total segment net operating income	$25,332	$27,899	$82,909	$102,483
Asset management and other fees to related parties	(5,381)	(6,051)	(16,495)	(20,986)
Interest expense	(6,332)	(9,243)	(19,292)	(28,442)
General and administrative	(708)	(876)	(4,143)	(2,462)
Transaction costs	(15)	(242)	(359)	(11,870)
Depreciation and amortization	(13,310)	(13,472)	(39,783)	(45,464)
Impairment of real estate	—	—	—	(13,100)
Gain on sale of real estate	—	74,715	—	378,732
(Loss) income before provision for income taxes	(414)	72,730	2,837	358,891
Provision for income taxes	(115)	(339)	(795)	(1,193)
Net (loss) income	(529)	72,391	2,042	357,698
Net loss (income) attributable to noncontrolling interests	1	4	(15)	(10)
Net (loss) income attributable to the Company	$(528)	$72,395	$2,027	$357,688

The condensed assets for each of the segments as of September 30, 2018 and December 31, 2017, along with capital expenditures and loan originations for the nine months ended September 30, 2018 and 2017, are as follows:

	September 30, 2018	December 31, 2017
	(in thousands)
Condensed assets:
Office	$1,109,090	$997,808
Hotel	108,884	107,790
Lending	94,454	92,919
Multifamily	—	815
Non-segment assets	79,287	137,056
Total assets	$1,391,715	$1,336,388

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of September 30, 2018 and December 31, 2017, and

for the Three and Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Capital expenditures (1):
Office	$11,462	$22,632
Hotel	1,343	267
Multifamily	—	338
Total capital expenditures	12,805	23,237
Loan originations	53,320	49,532
Total capital expenditures and loan originations	$66,125	$72,769

(1)                                 Represents additions and improvements to real estate investments, excluding acquisitions. Includes the activity for dispositions through their respective disposition dates.

Item 2.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Form 10-Q contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “expect,” “intend,” “might,” “believe,” “anticipate,” “seek,” “plan,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast”, “target”, or “should” or the negative thereof or other variations or similar words or phrases. These statements include the plans and objectives of management for future operations, including, but not limited to, plans and objectives relating to future growth and availability of funds. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Form 10-Q will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake to update them to reflect changes that occur after the date they are made.

The following discussion of our financial condition at September 30, 2018 and results of operations for the three and nine months ended September 30, 2018 and 2017 should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2017. For a more detailed description of the risks affecting our financial condition and results of operations, see “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Executive Summary

Business Overview

CIM Commercial is a Maryland corporation and REIT. Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets as a result of the improving demographics, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

Our wholly-owned subsidiary, CIM Urban, is party to an investment management agreement with the Operator, an affiliate of CIM Group, pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to a Master Services Agreement with the Operator, an affiliate of CIM Group, pursuant to which the Operator provides, or arranges for other service providers to provide, management and administration services to us.

Our two primary goals are (a) consistently growing our net asset value (“NAV”) and cash flow per share of Common Stock through our principal business and (b) providing liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects. In that regard, in 2016 we completed a tender offer as well as a privately negotiated share repurchase from

Urban II in which we repurchased an aggregate of 13,628,116 shares of our Common Stock for a total of $289,819,000. In 2017, we completed two privately negotiated share repurchases from Urban II in which we repurchased an aggregate of 40,272,727 shares of our Common Stock for $886,000,000. We also declared three special cash dividends totaling $6,447,000 in the aggregate to the common stockholders that did not participate in the 2016 or 2017 private repurchases, as applicable. These special cash dividends allowed common stockholders that did not participate in the 2016 or 2017 private repurchases, as applicable, to receive the economic benefits of such repurchases.

Strategy

Our strategy is to continue to primarily acquire Class A and creative office assets in vibrant and improving urban communities throughout the United States in a manner that will allow us to increase our NAV and cash flow per share of Common Stock. Our strategy is centered around CIM’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making urban real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM’s evaluation. CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM undertakes in reviewing and making potential acquisitions in its qualified communities (“Qualified Communities”). Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained—all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, improving demographic trends and a propensity for growth. CIM believes that a vast majority of the risks associated with acquiring real assets are mitigated by accumulating local market knowledge of the community where the asset is located. CIM typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. Since 1994, CIM Group has qualified 114 communities and has deployed capital in 68 of these Qualified Communities. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process. We are principally focused on Class A and creative office assets in vibrant and improving urban communities throughout the United States (including improving and developing such assets), and if the Potential Recapitalization, as described below, is completed, we may also participate more actively in additional urban real estate strategies and product types of CIM Group in order to broaden our participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders. This may include investing in other urban product types directly, side-by-side with one or more funds of CIM, or through direct deployment of capital in a CIM Group real estate fund or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

CIM seeks to maximize the value of its holdings through active asset management. CIM has extensive in-house research, acquisition, credit analysis, development, financing, leasing and asset management capabilities, which leverage its deep understanding of urban communities to position properties for multiple uses and to maximize operating income. As a fully integrated owner and operator, CIM has in-house onsite property management capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM’s asset management committee (the “Asset Management Committee”) reviews and approves strategic plans for each asset, including financial, leasing, marketing, property positioning and disposition plans. In addition, the Asset Management Committee reviews and approves the annual business plan for each property, including its capital and operating budget. CIM’s organizational structure provides for continuity through multi-disciplinary teams responsible for an asset from the time of the original investment recommendation, through the implementation of the asset’s business plan, and any disposition activities.

We seek to utilize the CIM platform to acquire and improve assets within CIM’s Qualified Communities. We believe assets in these markets provide greater returns as a result of improving demographics, support for investment and significant private investment within the areas. Over time, we seek to expand our real estate assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow market value and earnings. As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value. As a result of such review, we sold an office property in 2015; two hotels in 2016; and six office properties, one parking garage, and five multifamily properties in 2017. Such review may result in additional dispositions from time to time. We used a substantial portion of the net proceeds of such dispositions to provide liquidity to our common stockholders in 2016 and 2017 at prices reflecting our NAV and cash flow prospects.

CIM Group’s investments and development departments are separate groups that work very closely together on transactions requiring development expertise. While the investments team is responsible for acquisition analysis, both the investments and development teams perform the due diligence, evaluate and determine underwriting assumptions and participate in the development management and ongoing property management of CIM Group’s opportunistic assets. The development team is also responsible for the oversight and or execution of securing entitlements and the development/repositioning process. In instances where CIM Group is not the lead developer, our in-house development team continues to provide development and construction oversight to cosponsors through a shadow team that oversees the progress of the development from beginning to end to ensure adherence to the budgets, schedules, quality and scope of the project to maintain CIM Group’s vision for the final product. Both the investments and development departments interact as a cohesive team when sourcing, underwriting, acquiring, executing and managing the business plan of an opportunistic acquisition.

Potential Recapitalization

The Company is actively exploring a potential recapitalization plan with the purpose of, among other things, unlocking embedded value, enhancing growth prospects and improving the trading liquidity of its common stock. The potential recapitalization is expected to involve the Potential Sale, the Potential Repayment of Revolving Credit Facility, the Potential Return of Capital Event, the Potential CIM REIT Liquidation and the Potential CIM Investment (each as defined below and, collectively, the “Potential Recapitalization”). There can be no guarantee that any of the transactions described herein will occur or, if any or all of them occur, that they will occur in the form currently contemplated. If any or all of the transactions described herein occur, the financial information reported herein may not necessarily be indicative of future operating results or operating conditions.

Targeted Sales of Properties.  We are actively exploring the potential sale of a portfolio of properties, including our five office properties and a parking garage in Oakland, California, our three office properties in Washington, D.C., and one office property in San Francisco, California, (the “Potential Sale”). No letters of intent or purchase and sales agreements have been executed in connection with the Potential Sale. The Maryland General Corporation Law (the “MGCL”) may require holders of our Common Stock to approve the Potential Sale prior to its consummation.

Repayment of Certain Indebtedness.  If the Potential Sale occurs, we intend to use a portion of the net proceeds from the Potential Sale to repay any balances then outstanding on our revolving credit facility (the “Potential Repayment of Revolving Credit Facility”). Following the Potential Sale and the Potential Repayment of Revolving Credit Facility, we would expect to have no senior debt outstanding and would plan to maintain minimal long-term debt in our continuing operations (other than, in each case, with respect to debt incurred for working capital purposes or acquisitions of properties or investments that the Company intends to refinance with proceeds from the issuances of Preferred Stock or Common Stock).

Return of Capital to Holders of Common Stock.  The net proceeds from the Potential Sale remaining following the Potential Repayment of Revolving Credit Facility, as well as a portion of our unrestricted cash balances, would be used to return capital to holders of our Common Stock for consideration approximating our NAV per share of Common Stock after certain adjustments, in one or more transactions, which may take the form of a special dividend, private repurchase or tender offer (collectively the “Potential Return of Capital Event”).

CIM Urban REIT Liquidation.  CIM Urban REIT, LLC, a fund operated by affiliates of CIM Group (“CIM REIT”), beneficially owns approximately 95% of our outstanding Common Stock. We have been informed that, if the Potential Sale and Potential Return of Capital Event occur, CIM Group intends to liquidate CIM REIT by distributing to its members, consisting of 27 institutional investors, all shares of our Common Stock then held by CIM REIT (the “Potential CIM REIT Liquidation”).

We expect that such distribution, if it occurs, will increase our public float to over 94% (from approximately 4% today), which is expected to improve trading volume over time and make our Common Stock eligible for inclusion in several indices.

Potential CIM Investment. Certain directors and officers of the Company have expressed a willingness to reinvest their aggregate pro rata share of all net proceeds received in connection with the Potential Return of Capital Event into shares of our Common Stock (the “Potential CIM Investment”). The Potential CIM Investment is expected to involve a reinvestment of approximately $10,800,000 and may take the form of open market purchases or purchases of newly issued shares of our Common Stock.

Preferred Stock. The Company believes that there will be more clarity to the makeup of the Company’s portfolio, the aggregate sale price in any asset sales and the trading price of the Company’s common stock relative to its NAV following the Potential Recapitalization (if it were to occur). The Company has met and consulted with certain holders of the Preferred Stock as it considers such engagement to be important and expects to continue to provide updates at significant milestones during the Potential Recapitalization process. Following the Potential Recapitalization (if it were to occur), the Company intends to finalize any alternatives for its preferred stockholders with terms that the Company believes holders will then find satisfactory.

Properties

As of September 30, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of September 30, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 93.6% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had revenue per available room (“RevPAR”) of $134.14 for the nine months ended September 30, 2018.

Rental Rate Trends

Office Statistics:    The following table sets forth occupancy rates and annualized rent per occupied square foot across our office portfolio as of the specified periods:

	As of September 30,
	2018	2017
Occupancy (1)	93.6%	88.2%
Annualized rent per occupied square foot (1)(2)	$44.86	$41.27

(1)                                 We acquired one office property during the nine months ended September 30, 2018 and we acquired one office property and sold six office properties and a parking garage during the year ended December 31, 2017. Excluding these properties, the occupancy and annualized rent per occupied square foot were 93.5% and $43.30 as of September 30, 2018 and 94.2% and $40.54 as of September 30, 2017. No office properties were sold during the nine months ended September 30, 2018.

(2)                                 Represents gross monthly base rent under leases commenced as of the specified periods, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2018 and 2017 were approximately $4,626,000 and $3,161,000, respectively. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.

Over the next four quarters, we expect expiring cash rents as set forth in the table below:

	For the Three Months Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Expiring Cash Rents:
Expiring square feet (1)	105,659	21,055	157,807	130,324
Expiring rent per square foot (2)	$39.22	$47.64	$28.08	$43.88

(1)                                 All month-to-month tenants occupying a total of 35,976 square feet are included in the expiring leases in the first quarter listed.

(2)                                 Represents gross monthly base rent, as of September 30, 2018, under leases expiring during the periods above, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

During the three and nine months ended September 30, 2018, we executed leases with terms longer than 12 months totaling 40,567 and 127,925 square feet, respectively. The table below sets forth information on certain of our executed leases during the three and nine months ended September 30, 2018, excluding space that was vacant for more than one year, month-to-month leases, leases with an original term of less than 12 months, related party leases, and space where the previous tenant was a related party:

	Number of Leases (1)	Rentable Square Feet	New Cash Rents per Square Foot (2)	Expiring Cash Rents per Square Foot (2)
Three months ended September 30, 2018	8	36,125	$51.95	$41.76
Nine months ended September 30, 2018	25	103,148	$56.84	$45.05

(1)                                 Based on the number of tenants that signed leases.

(2)                                 Cash rents represent gross monthly base rent, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

Fluctuations in submarkets, buildings and terms of the leases cause large variations in these numbers and make predicting the changes in rent in any specific period difficult. Our rental and occupancy rates are impacted by general economic conditions, including the pace of regional and economic growth, and access to capital. Therefore, we cannot give any assurance that leases will be renewed or that available space will be re-leased at rental rates equal to or above the current market rates. Additionally, decreased demand and other negative trends or unforeseeable events that impair our ability to timely renew or re-lease space could have further negative effects on our future financial condition, results of operations and cash flows.

Multifamily Statistics:    We sold our five multifamily properties between May and December 2017. The following table sets forth occupancy rates and the monthly rent per occupied unit across our multifamily portfolio for the specified periods:

	As of September 30,
	2018	2017
Occupancy	—	96.1%
Monthly rent per occupied unit (1)	—	$1,585

(1)                                 Represents gross monthly base rent under leases commenced as of the specified period, divided by occupied units. This amount reflects total cash rent before concessions.

Hotel Statistics:    The following table sets forth the occupancy, average daily rate (“ADR”) and RevPAR for our hotel in Sacramento, California for the specified periods:

	For the Nine Months Ended September 30,
	2018	2017
Occupancy	82.9%	83.3%
ADR	$161.71	$159.14
RevPAR	$134.14	$132.55

Lending Segment

Through our SBA 7(a) lending platform, we are a national lender that primarily originates loans to small businesses. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

Results of Operations

Comparison of the Three Months Ended September 30, 2018 to the Three Months Ended September 30, 2017

Net (Loss) Income

	Three Months Ended September 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Total revenues	$47,640	$55,384	$(7,744)	(14.0)%
Total expenses	48,054	57,369	(9,315)	(16.2)%
Gain on sale of real estate	—	74,715	(74,715)	—
Net (loss) income	(529)	72,391	(72,920)	—

Net (loss) income decreased to $(529,000), or by $72,920,000, for the three months ended September 30, 2018, compared to $72,391,000 for the three months ended September 30, 2017. The decrease is primarily attributable to the gain on sale of real estate of $74,715,000 recognized during the three months ended September 30, 2017 and a decrease of $2,567,000 in net operating income of our operating segments, partially offset by a decrease of $2,911,000 in interest expense not allocated to our operating segments, and a decrease of $670,000 in asset management and other fees to related parties not allocated to our operating segments.

Funds from Operations (“FFO”)

We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) attributable to common stockholders, computed in accordance with GAAP, which reflects the deduction of redeemable preferred stock dividends accumulated, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (the “NAREIT”).

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net (loss) income attributable to common stockholders to FFO attributable to common stockholders:

	Three Months Ended September 30,
	2018	2017
	(in thousands)
Net (loss) income attributable to common stockholders	$(4,448)	$72,257
Depreciation and amortization	13,310	13,472
Gain on sale of depreciable assets	—	(74,715)
FFO attributable to common stockholders	$8,862	$11,014

FFO attributable to common stockholders was $8,862,000 for the three months ended September 30, 2018, a decrease of $2,152,000 compared to $11,014,000 for the three months ended September 30, 2017. The decrease in FFO was primarily attributable to $3,152,000 in redeemable preferred stock dividends accumulated during the three months ended September 30, 2018, a decrease of $2,567,000 in net operating income of our operating segments, and an increase of $631,000 in redeemable preferred stock dividends declared, partially offset by a decrease of $2,911,000 in interest expense not allocated to our operating segments, and a decrease of $670,000 in asset management and other fees to related parties not allocated to our operating segments.

Summary Segment Results

During the three months ended September 30, 2018, CIM Commercial operated in three segments: office and hotel properties and lending. During the three months ended September 30, 2017, CIM Commercial operated in four segments: office, hotel and multifamily properties and lending. Set forth and described below are summary segment results for our operating segments.

	Three Months Ended September 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Revenues:
Office	$36,473	$41,427	$(4,954)	(12.0)%
Hotel	8,542	8,406	136	1.6%
Multifamily	—	2,683	(2,683)	—
Lending	2,625	2,868	(243)	(8.5)%
Expenses:
Office	14,575	18,867	(4,292)	(22.7)%
Hotel	5,946	5,973	(27)	(0.5)%
Multifamily	—	1,390	(1,390)	—
Lending	1,787	1,255	532	42.4%

Revenues

Office Revenue: Office revenue includes rental revenue, expense reimbursements and lease termination income from office properties. Office revenue decreased to $36,473,000, or by 12.0%, for the three months ended September 30, 2018 compared to $41,427,000 for the three months ended September 30, 2017. The decrease is primarily due to the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, a decrease in lease termination income at one of our California properties due to recognition of fees in connection with the early termination of a large tenant who vacated in December 2017, which space has been leased to a new tenant whose rent commenced on January 1, 2018, and a decrease in expense reimbursements of one of our California properties, partially offset by an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018, and an increase at certain of our California and Washington, D.C. properties due to increases in occupancy and or rental rates. The aforementioned sales are expected to cause office revenue to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by revenue increases from the aforementioned acquisitions.

Hotel Revenue: Hotel revenue increased to $8,542,000, or by 1.6%, for the three months ended September 30, 2018, compared to $8,406,000 for the three months ended September 30, 2017.

Multifamily Revenue: Multifamily revenue of $2,683,000 for the three months ended September 30, 2017 was related to a multifamily property in New York, New York sold in September 2017 and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales, we do not expect any multifamily revenue during 2018.

Lending Revenue: Lending revenue represents revenue from our lending subsidiaries, including interest income on loans and other loan related fee income. Lending revenue decreased to $2,625,000, or by 8.5%, for the three months ended September 30, 2018, compared to $2,868,000 for the three months ended September 30, 2017. The decrease is primarily due to a decrease in premium income from the sale of the guaranteed portion of our SBA 7(a) loans, partially offset by an increase in interest income due to an increase in the principal balance of our loan portfolio as well as increases in the prime rate, and higher revenue as a result of the recognition of accretion for discounts related to increased prepayments on our loans.

Expenses

Office Expenses: Office expenses decreased to $14,575,000, or by 22.7%, for the three months ended September 30, 2018, compared to $18,867,000 for the three months ended September 30, 2017. The decrease is primarily due to the sale of two office properties in Washington, D.C. in August and October 2017 and the sale of an office property in Los Angeles, California in September 2017, partially offset by increases from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018 and an increase in operating expenses at certain of our California properties. The aforementioned sales are expected to cause office expenses to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by expense increases from the aforementioned acquisitions.

Hotel Expenses: Hotel expenses decreased to $5,946,000, or by 0.5%, for the three months ended September 30, 2018, compared to $5,973,000 for the three months ended September 30, 2017.

Multifamily Expenses: Multifamily expenses of $1,390,000 for the three months ended September 30, 2017 were related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales, we do not expect any multifamily expenses during 2018.

Lending Expenses: Lending expenses represent expenses from our lending subsidiaries, including general and administrative expenses and fees to related party, related to the operation of the lending business. Lending expenses increased to $1,787,000, or by 42.4%, for the three months ended September 30, 2018, compared to $1,255,000 for the three months ended September 30, 2017, primarily due to interest expense that commenced in May 2018 as a result of the issuance of the SBA 7(a) loan-backed notes and an increase in interest expense in connection with our secured borrowings.

Asset Management and Other Fees to Related Parties: Asset management fees totaled $4,475,000 for the three months ended September 30, 2018, compared to $4,971,000 for the three months ended September 30, 2017. Asset management fees are calculated based on a percentage of the daily average adjusted fair value of CIM Urban’s assets, which are appraised in the fourth quarter of each year. The lower fees reflect a decrease in the adjusted fair value of CIM Urban’s assets due to the sale of one office property in August 2017, the sale of one office property and one multifamily property in September 2017, the sale of one office property in October 2017, and the sale of one multifamily property in December 2017, partially offset by the acquisition of one office property in December 2017, the acquisition of one office property in January 2018 and net increases in the fair value of CIM Urban’s real estate assets based on the December 31, 2017 appraisals as well as incremental capital expenditures incurred in the first nine months of 2018. CIM Commercial also pays a Base Service Fee to the Administrator, a related party, which totaled $270,000 for the three months ended September 30, 2018, compared to

$265,000 for the three months ended September 30, 2017. In addition, the Administrator received compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. For the three months ended September 30, 2018 and 2017, we expensed $583,000 and $735,000 for such services, respectively. For the three months ended September 30, 2018 and 2017, we also expensed $53,000 and $80,000, respectively, related to corporate services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement. Asset management fees are expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases resulting from the acquisitions of two office properties in December 2017 and January 2018.

Interest Expense: Interest expense, which has not been allocated to our operating segments, was $6,332,000 for the three months ended September 30, 2018, a decrease of $2,911,000 compared to $9,243,000 in the corresponding period in 2017. The decreases in interest expense and loan fee amortization expense are primarily due to lower average outstanding balances under the unsecured credit and term loan facilities, as a result of aggregate repayments of $215,000,000 of outstanding borrowings on our unsecured term loan facility in August and November 2017, the assumption of a $21,700,000 mortgage loan by the buyer of an office property in Los Angeles, California in September 2017, and the assumption of a $28,560,000 mortgage loan by the buyer of our multifamily property in Houston, Texas in December 2017. Our interest expense is expected to decrease for the remainder of 2018 due to the aforementioned reductions in debt. However, the magnitude of any such decrease cannot be predicted as it will depend on a number of factors such as our outstanding borrowings under the new revolving credit facility we entered into in October 2018, and any potential repayments of our existing debt.

General and Administrative Expenses: General and administrative expenses, which have not been allocated to our operating segments, were $708,000 for the three months ended September 30, 2018, a decrease of $168,000 compared to $876,000 in the corresponding period in 2017. The decrease is primarily due to a decrease in legal and other consulting expenses.

Transaction Costs: Transaction costs were $15,000 for the three months ended September 30, 2018, a decrease of $227,000 compared to $242,000 for the three months ended September 30, 2017. The transaction costs incurred during the three months ended September 30, 2017, are primarily due to $253,000 in penalties and interest, expensed in the third quarter of 2017 related to a lawsuit filed by the City and County of San Francisco claiming past due real property transfer tax relating to a transaction in a prior year. The Company filed claims for refund in January 2018 in an effort to recover the full amounts paid. These claims were denied by the City and County of San Francisco in July 2018. In September 2018, we filed a lawsuit against the City and County of San Francisco seeking a refund of the $11,845,000 in penalties, interest and legal fees paid. We intend to vigorously pursue this litigation.

Depreciation and Amortization Expense: Depreciation and amortization expense was $13,310,000 for the three months ended September 30, 2018, a decrease of $162,000 compared to $13,472,000 for the three months ended September 30, 2017. The decrease is primarily due to the sale of two office properties in Washington, D.C. that were held for sale in August 2017 and sold in August and October 2017, and the acceleration of tenant improvement depreciation and lease commission amortization during the third quarter of 2017 in connection with the early termination of a large tenant at one of our California properties who vacated in December 2017, partially offset by depreciation expense related to two office properties in San Francisco, California and Beverly Hills, California, which were acquired in December 2017 and January 2018, respectively, as well as additional capital expenditures. Depreciation expense is expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases from the aforementioned acquisitions.

Provision for Income Taxes: Provision for income taxes was $115,000 for the three months ended September 30, 2018, a decrease of $224,000, compared to $339,000 for the three months ended September 30, 2017, due to a decrease in taxable income at one of our taxable REIT subsidiaries.

Comparison of the Nine Months Ended September 30, 2018 to the Nine Months Ended September 30, 2017

Net Income

	Nine Months Ended September 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Total revenues	$147,597	$183,632	$(36,035)	(19.6)%
Total expenses	144,760	203,473	(58,713)	(28.9)%
Gain on sale of real estate	—	378,732	(378,732)	—
Net income	2,042	357,698	(355,656)	—

Net income decreased to $2,042,000, or by $355,656,000, for the nine months ended September 30, 2018, compared to $357,698,000 for the nine months ended September 30, 2017. The decrease is primarily attributable to the gain on sale of real estate of $378,732,000 recognized during the nine months ended September 30, 2017, a decrease of $19,574,000 in net operating income of our operating segments, and an increase of $1,681,000 in corporate general and administrative expenses, partially offset by $13,100,000 in impairment of real estate recognized during the nine months ended September 30, 2017, a decrease of $11,511,000 in transaction costs, a decrease of $9,150,000 in interest expense not allocated to our operating segments, a decrease of $5,681,000 in depreciation and amortization expense, and a decrease of $4,491,000 in asset management and other fees to related parties not allocated to our operating segments.

Funds from Operations

We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) attributable to common stockholders, computed in accordance with GAAP, which reflects the deduction of redeemable preferred stock dividends accumulated, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization. We calculate FFO in accordance with the standards established by the NAREIT.

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net (loss) income attributable to common stockholders to FFO attributable to common stockholders:

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Net (loss) income attributable to common stockholders	$(9,350)	$357,447
Depreciation and amortization	39,783	45,464
Impairment of real estate	—	13,100
Gain on sale of depreciable assets	—	(378,732)
FFO attributable to common stockholders	$30,433	$37,279

FFO attributable to common stockholders was $30,433,000 for the nine months ended September 30, 2018, a decrease of $6,846,000 compared to $37,279,000 for the nine months ended September 30, 2017. The decrease in FFO was primarily attributable to a decrease of $19,574,000 in net operating income of our operating segments, $9,456,000 in redeemable preferred stock dividends accumulated during the nine months ended September 30, 2018, an increase of $1,681,000 in corporate general and administrative expenses, and an increase of $1,683,000 in redeemable preferred stock dividends declared, partially offset by a decrease of $11,511,000 in transaction costs, a decrease of $9,150,000 in interest expense not allocated to our operating segments, and a decrease of $4,491,000 in asset management and other fees to related parties not allocated to our operating segments.

Summary Segment Results

During the nine months ended September 30, 2018, CIM Commercial operated in three segments: office and hotel properties and lending. During the nine months ended September 30, 2017, CIM Commercial operated in four segments: office, hotel and multifamily properties and lending. Set forth and described below are summary segment results for our operating segments.

	Nine Months Ended September 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Revenues:
Office	$109,293	$134,434	$(25,141)	(18.7)%
Hotel	29,980	29,528	452	1.5%
Multifamily	—	12,400	(12,400)	—
Lending	8,324	7,270	1,054	14.5%
Expenses:
Office	40,984	51,106	(10,122)	(19.8)%
Hotel	19,334	19,037	297	1.6%
Multifamily	—	7,359	(7,359)	—
Lending	4,370	3,647	723	19.8%

Revenues

Office Revenue: Office revenue includes rental revenue, expense reimbursements and lease termination income from office properties. Office revenue decreased to $109,293,000, or by 18.7%, for the nine months ended September 30, 2018 compared to $134,434,000 for the nine months ended September 30, 2017. The decrease is primarily due to the sale of an office property in San Francisco, California in March 2017, the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, a decrease in lease termination income at two of our California properties primarily due to recognition of fees in connection with the early termination of a large tenant who vacated in December 2017, which space has been leased to a new tenant whose rent commenced on January 1, 2018, and a decrease in expense reimbursements at one of our California properties, partially offset by an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018 and an increase at certain of our California and Washington, D.C. properties due to increases in occupancy and or rental rates. The aforementioned sales are expected to cause office revenue to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by revenue increases from the aforementioned acquisitions.

Hotel Revenue: Hotel revenue increased to $29,980,000, or by 1.5%, for the nine months ended September 30, 2018, compared to $29,528,000 for the nine months ended September 30, 2017.

Multifamily Revenue: Multifamily revenue of $12,400,000 for the nine months ended September 30, 2017 was related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales, we do not expect any multifamily revenue during 2018.

Lending Revenue: Lending revenue represents revenue from our lending subsidiaries, including interest income on loans and other loan related fee income. Lending revenue increased to $8,324,000, or by 14.5%, for the nine months ended September 30, 2018, compared to $7,270,000 for the nine months ended September 30, 2017. The increase is primarily due to an increase in interest income due to an increase in the principal balance of our loan portfolio as well as increases in the prime rate, and higher revenue as a result of the recognition of accretion for discounts related to increased prepayments on our loans, partially offset by a decrease related to a break-up fee received during the nine months ended September 30, 2017.

Expenses

Office Expenses: Office expenses decreased to $40,984,000, or by 19.8%, for the nine months ended September 30, 2018, compared to $51,106,000 for the nine months ended September 30, 2017. The decrease is primarily due to the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, and a decrease in real estate taxes at certain California properties due to real estate tax refunds related to prior years, which were received during the nine months ended September 30, 2018, partially offset by an increase due to the transfer of the right to collect supplemental real estate tax reimbursements which reduced real estate taxes at our office property in San Francisco, California sold in March 2017, an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018, and an increase in operating expenses and other reimbursable expenses at certain of our California properties and at one of our Washington, D.C. properties. The aforementioned sales are expected to cause office expenses to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by expense increases from the aforementioned acquisitions.

Hotel Expenses: Hotel expenses increased to $19,334,000, or by 1.6%, for the nine months ended September 30, 2018, compared to $19,037,000 for the nine months ended September 30, 2017.

Multifamily Expenses: Multifamily expenses of $7,359,000 for the nine months ended September 30, 2017 were related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales, we do not expect any multifamily expenses during 2018.

Lending Expenses: Lending expenses represent expenses from our lending subsidiaries, including general and administrative expenses and fees to related party, related to the operation of the lending business. Lending expenses increased to $4,370,000, or by 19.8%, for the nine months ended September 30, 2018, compared to $3,647,000 for the nine months ended September 30, 2017, primarily due to an increase in interest expense in connection with our secured borrowings and interest expense that commenced in May 2018 as a result of the issuance of the SBA 7(a) loan-backed notes, partially offset by a decrease in payroll related expenses.

Asset Management and Other Fees to Related Parties: Asset management fees totaled $13,350,000 for the nine months ended September 30, 2018, compared to $17,515,000 for the nine months ended September 30, 2017. Asset management fees are calculated based on a percentage of the daily average adjusted fair value of CIM Urban’s assets, which are appraised in the fourth quarter of each year. The lower fees reflect a decrease in the adjusted fair value of CIM Urban’s assets due to the sale of one office property in March 2017, the sale of two multifamily properties in May 2017, the sale of two office properties, one parking garage, and one multifamily property in June 2017, the sale of one office property in August 2017, the sale of one office property and one multifamily property in September 2017, the sale of one office property in October 2017, and the sale of one multifamily property in December 2017, partially offset by the acquisition of one office property in December 2017, the acquisition of one office property in January 2018 and net increases in the fair value of CIM Urban’s real estate assets based on the December 31, 2017 appraisals as well as incremental capital expenditures incurred in the first nine months of 2018. CIM Commercial also pays a Base Service Fee to the Administrator, a related party, which totaled $809,000 for the nine months ended September 30, 2018, compared to $795,000 for the nine months ended September 30, 2017. In addition, the Administrator received compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. For the nine months ended September 30, 2018 and 2017, we expensed $2,138,000 and $2,357,000 for such services, respectively. For the nine months ended September 30, 2018 and 2017, we also expensed $198,000 and $319,000, respectively, related to corporate services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement. Asset management fees are expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases resulting from the acquisitions of two office properties in December 2017 and January 2018.

Interest Expense: Interest expense, which has not been allocated to our operating segments, was $19,292,000 for the nine months ended September 30, 2018, a decrease of $9,150,000 compared to $28,442,000 in the corresponding period in 2017. The decreases in interest expense and loan fee amortization expense are primarily due to lower average outstanding balances under the unsecured credit and term loan facilities as a result of aggregate repayments of $215,000,000 of outstanding borrowings on our unsecured term loan facility in August and November 2017, the payoff of a $25,331,000 mortgage loan in March 2017 in connection with the sale of an office property in San Francisco, California, the payoff of mortgage loans with a combined balance of $38,781,000 in connection with the sale of our three multifamily properties in Dallas, Texas in May and June 2017, the assumption of a $21,700,000 mortgage loan by the buyer of an office property in Los Angeles, California in September 2017, and the assumption of a $28,560,000 mortgage loan by the buyer of our multifamily property in Houston, Texas in December 2017. Our interest expense is expected to decrease for the remainder of 2018 due to the aforementioned reductions in debt. However, the magnitude of any such decrease cannot be predicted as it will depend on a number of factors such as our outstanding borrowings under the new revolving credit facility we entered into in October 2018, and any potential repayments of our existing debt.

General and Administrative Expenses: General and administrative expenses, which have not been allocated to our operating segments, were $4,143,000 for the nine months ended September 30, 2018, an increase of $1,681,000 compared to $2,462,000 in the corresponding period in 2017. The increase is primarily due to certain expenses related to our multifamily properties sold during the year ended December 31, 2017, which were expensed during the nine months ended September 30, 2018, and an increase in legal and other professional fees and shareholder services expenses.

Transaction Costs: Transaction costs were $359,000 for the nine months ended September 30, 2018, a decrease of $11,511,000 compared to $11,870,000 for the nine months ended September 30, 2017. The decrease is primarily due to the $11,845,000 payment made in August 2017 in connection with a lawsuit filed by the City and County of San Francisco claiming past due real property transfer tax relating to a transaction in a prior year, partially offset by an increase in abandoned project costs. The Company filed claims for refund in January 2018 in an effort to recover the full amounts paid. These claims were denied by the City and County of San Francisco in July 2018. In September 2018, we filed a lawsuit against the City and

County of San Francisco seeking a refund of the $11,845,000 in penalties, interest and legal fees paid. We intend to vigorously pursue this litigation.

Depreciation and Amortization Expense: Depreciation and amortization expense was $39,783,000 for the nine months ended September 30, 2018, a decrease of $5,681,000 compared to $45,464,000 for the nine months ended September 30, 2017. The decrease is primarily due to the sale of an office property in San Francisco, California that was held for sale starting in February 2017 and sold in March 2017, the sale of three multifamily properties in Dallas, Texas that were held for sale in May 2017 and sold in May and June 2017, the sale of two office properties and a parking garage in Sacramento, California and Charlotte, North Carolina, that were held for sale in April 2017 and sold in June 2017, the sale of an office property in Los Angeles, California that was held for sale in May 2017 and sold in September 2017, the sale of two multifamily properties in New York, New York and Houston, Texas that were held for sale in July 2017 and sold in September and December 2017, respectively, the sale of two office properties in Washington, D.C. that were held for sale in August 2017 and sold in August and October 2017, and the acceleration of tenant improvement depreciation and lease commission amortization during the nine months ended September 30, 2017 in connection with the early termination of a large tenant at one of our California properties who vacated in December 2017, partially offset by depreciation expense related to two office properties in San Francisco, California and Beverly Hills, California, which were acquired in December 2017 and January 2018, respectively, as well as additional capital expenditures. Depreciation expense is expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases from the aforementioned acquisitions.

Impairment of Real Estate: Impairment of real estate was $0 for the nine months ended September 30, 2018 and $13,100,000 for the nine months ended September 30, 2017. In August 2017, we negotiated an agreement with an unrelated third-party for the sale of an office property, which was sold in October 2017. We determined the book value of this property exceeded its estimated fair value less costs to sell, and as such, an impairment charge of $13,100,000 was recognized in June 2017. Our determination of fair value was based on the sales price negotiated with the third-party buyer.

Provision for Income Taxes: Provision for income taxes was $795,000 for the nine months ended September 30, 2018, a decrease of $398,000, compared to $1,193,000 for the nine months ended September 30, 2017, due to a decrease in taxable income at our taxable REIT subsidiaries.

Liquidity and Capital Resources

Sources and Uses of Funds

In September 2014, CIM Commercial entered into an $850,000,000 unsecured credit facility with a bank syndicate which consisted of a $450,000,000 revolver, a $325,000,000 term loan and a $75,000,000 delayed-draw term loan. Outstanding advances under the revolver bore interest at (i) the base rate plus 0.20% to 1.00% or (ii) LIBOR plus 1.20% to 2.00%, depending on the maximum consolidated leverage ratio. Outstanding advances under the term loans bore interest at (i) the base rate plus 0.15% to 0.95% or (ii) LIBOR plus 1.15% to 1.95%, depending on the maximum consolidated leverage ratio. At each of September 30, 2018 and December 31, 2017, $0 was outstanding under the unsecured credit facility. Our unsecured credit facility matured on September 30, 2018.

In May 2015, CIM Commercial entered into an unsecured term loan facility with a bank syndicate pursuant to which CIM Commercial could borrow up to a maximum of $385,000,000. The term loan facility ranked pari passu with CIM Commercial’s unsecured credit facility described above; covenants under the term loan facility were substantially the same as those in the unsecured credit facility. Outstanding advances under the term loan facility bore interest at (i) the base rate plus 0.60% to 1.25% or (ii) LIBOR plus 1.60% to 2.25%, depending on the maximum consolidated leverage ratio. The term loan facility had a maturity date in May 2022. On November 2, 2015, $385,000,000 was drawn under the term loan facility. Proceeds from the term loan facility were used to repay balances outstanding under our unsecured credit facility. On August 3, 2017, we repaid $65,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $601,000 and related accumulated amortization of $193,000, a proportionate amount to the borrowings being repaid. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $1,387,000 and related accumulated amortization of $512,000, a proportionate amount to the borrowings being repaid. At each of September 30, 2018 and December 31, 2017, $170,000,000 was outstanding under the unsecured term loan facility. The interest rate of the term loan facility was effectively converted to a fixed rate of 3.16% through interest rate swaps that converted the interest rate on the first $170,000,000 of our one-month LIBOR indexed variable rate borrowings to a fixed rate. On October 30, 2018, we terminated and repaid the $170,000,000 of outstanding borrowings on our unsecured term loan facility using proceeds from our new revolving credit facility. In connection with the repayment and termination, on October 30, 2018, we wrote off the remaining deferred loan costs of $1,872,000 and related accumulated amortization of $1,064,000.

In June 2016, we entered into six mortgage loan agreements with an aggregate principal amount of $392,000,000. A portion of the net proceeds from the loans was used to repay outstanding balances under our unsecured credit facility and the remaining portion was used to repurchase shares of our Common Stock in a private repurchase in September 2016. The June 2017 borrowing used to fund the private share repurchase was repaid using proceeds from subsequent asset sales.

In October 2018, CIM Commercial entered into a revolving credit facility with a bank syndicate pursuant to which CIM Commercial can borrow up to a maximum of $250,000,000, subject to a borrowing base calculation. The revolving credit facility is secured by deeds of trust on certain properties. Outstanding advances under the revolving credit facility bear interest at (i) the base rate plus 0.55% or (ii) LIBOR plus 1.55%. The revolving credit facility is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The revolving credit facility matures in October 2022 and provides for one one-year extension option under certain conditions. We expect the revolving credit facility to remain in place following the potential recapitalization (if it were to occur). On October 30, 2018, we borrowed $170,000,000 on this facility to repay outstanding borrowings on our unsecured term loan facility. At November 2, 2018, $170,000,000 was outstanding under the revolving credit facility and approximately $45,000,000 was available for future borrowings.

At each of September 30, 2018 and December 31, 2017, we were in compliance with all of our respective financial covenants under the unsecured credit and term loan facilities.

We have an effective registration statement with the SEC with respect to the offer and sale of up to $900,000,000 of Series A Preferred Units, with each Series A Preferred Unit consisting of (i) one share of Series A Preferred Stock, par value $0.001 per share, of the Company with an initial Stated Value of $25.00 per share, subject to adjustment, and (ii) one Series A Preferred Warrant to purchase 0.25 of a share of Common Stock. The registration statement allows us to sell up to a maximum of 36,000,000 Series A Preferred Units. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Preferred Stock Stated Value (i.e. the equivalent of $0.34375 per share per quarter). The exercise price of each Series A Preferred Warrant is at a 15.0% premium to the per share estimated NAV of our Common Stock (as most recently published by us at the time of each issuance). As of September 30, 2018, we had issued 2,462,104 Series A Preferred Units and received net proceeds of $56,364,000 after commissions, fees and allocated costs. As of September 30, 2018, 4,785 shares of Series A Preferred Stock had been redeemed and, in September 2018, we received a request to redeem 200 shares of Series A Preferred Stock, which were redeemed in October 2018.

On November 21, 2017, in connection with our registration statement filed with the SEC and the ISA, we issued 808,074 Series L Preferred Units and received net proceeds of $207,845,000 after commissions, fees, allocated costs, and a discount. Each Series L Preferred Unit consists of ten shares of Series L Preferred Stock and we issued 8,080,740 shares of Series L Preferred Stock in the offering having a Series L Preferred Stock Stated Value of $28.37 per share, subject to adjustment. Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Preferred Stock Stated Value (i.e., the equivalent of $1.56035 per share per year), with the first distribution payable in January 2019. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%.

We currently have substantial unrestricted cash and borrowing capacity, and may finance our future activities through one or more of the following methods: (i) offerings of shares of Common Stock, Preferred Stock, senior unsecured securities, and or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing assets as collateral; (iv) the sale of existing assets; and or (v) cash flows from operations.

Our long-term liquidity needs will consist primarily of funds necessary for acquisitions of assets, development or repositioning of properties, capital expenditures, refinancing of indebtedness, paying distributions on our Preferred Stock or any other preferred stock we may issue and redemption of our Preferred Stock (if we choose, or are required, to pay the redemption price in cash instead of in shares of our Common Stock) and distributions on our Common Stock. We may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements although, it should be noted that we do not currently have any significant property development or repositioning projects planned. The nature of our business, and the requirements imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in the form of dividends, may cause us to have substantial liquidity needs over the long-term. We will seek to satisfy our long-term liquidity needs through one or more of the methods described in the immediately preceding paragraph. These sources of funding may not be available on attractive terms or at all. If we cannot obtain additional funding for our long-term liquidity needs, our assets may generate lower cash flows or decline in value, or both, which may cause us to sell assets at a time when we would not otherwise do so and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Available Borrowings, Cash Balances and Capital Resources

We have typically financed our capital needs through offerings of shares of Preferred Stock, long-term secured mortgages, unsecured term loan facilities, unsecured short-term credit facilities, and cash flows from operations. As of September 30, 2018 and December 31, 2017, we had total indebtedness of $664,400,000 and $630,852,000, respectively. As of September 30, 2018 and December 31, 2017, $170,000,000 of borrowings under credit and term loan facilities were included in total indebtedness. On October 30, 2018, we repaid and terminated our unsecured term loan facility. At each of September 30, 2018 and December 31, 2017, $170,000,000 ($0 under the unsecured credit facility, which matured on September 30, 2018, and $170,000,000 under the unsecured term loan facility) was outstanding under our unsecured credit and term loan facilities. At November 2, 2018, September 30, 2018 and December 31, 2017, $0, $0 and approximately $200,000,000, respectively, was available for future borrowings under our unsecured credit and term loan facilities. At November 2, 2018, $170,000,000 was outstanding under our revolving credit facility and approximately $45,000,000 was available for future borrowings.

Cash Flow Analysis

Our cash and cash equivalents and restricted cash totaled $118,564,000 and $156,318,000 at September 30, 2018 and December 31, 2017, respectively. Our cash flows from operating activities are primarily dependent upon the real estate assets owned, occupancy level of our real estate assets, the rental rates achieved through our leases, the collectability of rent and recoveries from our tenants, and loan related activity. Our cash flows from operating activities are also impacted by fluctuations in operating expenses and other general and administrative costs. Net cash provided by operating activities totaled $49,801,000 for the nine months ended September 30, 2018 compared to $17,179,000 for the nine months ended September 30, 2017. The increase was primarily due to an increase of $27,708,000 resulting from a lower level of working capital used compared to the prior period, an increase of $9,392,000 in net income adjusted for the gain on sale of real estate, depreciation and amortization expense, impairment of real estate, and the transfer of the right to collect supplemental real estate tax reimbursements at an office property in San Francisco, California that we sold in March 2017, and an increase of $4,707,000 in proceeds from the sale of guaranteed loans, and partially offset by a $5,324,000 decrease in principal collected on loans subject to secured borrowings, and a $2,841,000 increase in loans funded.

Our cash flows from investing activities are primarily related to property acquisitions and sales, expenditures for development and redevelopment projects, capital expenditures and cash flows associated with loans originated at our lending segment. Net cash used in investing activities for the nine months ended September 30, 2018 was $126,892,000 compared to net cash provided by investing activities of $827,950,000 in the corresponding period in 2017. The decrease was primarily due to a decrease of $851,629,000 in cash generated from the sale of real estate during the nine months ended September 30, 2017 and an increase in the acquisition of real estate cash outflow of $112,048,000 during the nine months ended September 30, 2018, partially offset by a decrease of $8,936,000 in additions to investments in real estate.

Our cash flows from financing activities are generally impacted by borrowings and capital activities. Net cash provided by financing activities for the nine months ended September 30, 2018 was $39,337,000 compared to cash used in financing activities of $741,688,000 in the corresponding period in 2017. The increase in cash flows from financing activities was primarily due to $576,000,000 used during the nine months ended September 30, 2017 to repurchase our Common Stock and net borrowings, inclusive of secured borrowings and SBA 7(a) loan-backed notes of the lending business, of $34,091,000 for the nine months ended September 30, 2018, compared with net payments of $137,688,000 for the nine months ended September 30, 2017, mainly due to the prepayment of mortgages in connection with the sale of real estate, and a repayment of $65,000,000 of outstanding borrowings on our unsecured term loan facility in August 2017. Proceeds from the issuance of our Series A Preferred Units were $27,046,000 during the nine months ended September 30, 2018 compared to $11,649,000 in the corresponding period in 2017, while cash used for the payment of deferred stock offering costs totaled $1,124,000 for the nine months ended September 30, 2018, compared to $1,462,000 in the corresponding period in 2017. Dividends of $19,400,000 for the nine months ended September 30, 2018 were sourced from cash provided by operating activities, while dividends of $37,838,000 for the nine months ended September 30, 2017 were sourced from cash provided by operating activities of $17,179,000 and cash on hand at the beginning of the period of $144,449,000.

Contractual Obligations, Commitments and Contingencies

During the nine months ended September 30, 2018, there were no material changes outside the ordinary course of business in the information regarding specified contractual obligations contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

Off-Balance Sheet Arrangements

At September 30, 2018, we did not have any off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which is intended to improve financial reporting about leasing transactions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires a lessee to recognize only capital leases on the balance sheet, the new ASU will require a lessee to recognize both types of leases on the balance sheet. The lessor accounting will remain largely unchanged from current GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842), which contained targeted improvements to amend inconsistencies and clarify guidance that were brought about by stakeholders. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which provided the following practical expedients to entities: (1) a transition method that allows entities to apply the new standard at the adoption date and to recognize a cumulative-effect adjustment to the opening balance of retained earnings effective at the adoption date; and (2) the option for lessors to not separate lease and non-lease components provided that certain criteria are met. For public entities, these ASUs are effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018.

We are currently conducting an evaluation of the impact of the guidance on our consolidated financial statements. We currently believe that the adoption of the standard will not significantly change the accounting for operating leases on our consolidated balance sheet where we are the lessor, and that such leases will be accounted for in a similar method to existing standards with the underlying leased asset being recognized and reported as a real estate asset. We expect to adopt the guidance using the new transition method provided by ASU 2018-11.

Dividends

Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Stated Value (i.e., the equivalent of $0.34375 per share per quarter). Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. Dividends are payable on the 15th day of the month, or if such day is not a business day, on the first business day thereafter, following the quarter for which the dividend was declared. We expect to pay dividends on our Series A Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of the MGCL or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time. Dividends declared on our Series A Preferred Stock for the nine months ended September 30, 2018 consist of the following:

Declaration Date	Payment Date	Number of Shares	Dividends Declared
			(in thousands)
August 22, 2018	October 15, 2018	2,457,119	$769
June 4, 2018	July 16, 2018	2,149,863	$662
March 6, 2018	April 16, 2018	1,674,841	$493

Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Preferred Stock Stated Value (i.e., the equivalent of $1.56035 per share per year). Dividends on each share of Series L Preferred Stock are cumulative from the date of issuance. Cash dividends on shares of Series L Preferred Stock are paid annually, with the first distribution payable in January 2019 for the period from the date of issuance through December 31, 2018. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%.

Holders of our Common Stock are entitled to receive dividends, if, as and when authorized by the Board of Directors and declared by us out of legally available funds. In determining our dividend policy, the Board of Directors considers many factors including the amount of cash resources available for dividend distributions, capital spending plans, cash flow, financial position, applicable requirements of the MGCL, any applicable contractual restrictions, and future growth in net asset value and cash flow per share prospects. Consequently, the dividend rate on a quarterly basis does not necessarily correlate directly to any individual factor. There can be no assurance that the future dividends declared by our Board of Directors will not differ materially from historical dividend levels. Dividends per share of Common Stock declared during the nine months ended September 30, 2018 consist of the following:

Declaration Date	Payment Date	Type	Dividend Per Common Share
August 22, 2018	September 25, 2018	Regular Quarterly	$0.12500
June 4, 2018	June 28, 2018	Regular Quarterly	$0.12500
March 6, 2018	March 29, 2018	Regular Quarterly	$0.12500

Item 3.

Quantitative and Qualitative Disclosures About Market Risk

The fair value of our mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.75% to 4.76% at September 30, 2018 and 4.15% to 4.28% at December 31, 2017. Mortgages payable with book values of $414,896,000 and $414,760,000 as of September 30, 2018 and December 31, 2017, respectively, have fair values of approximately $400,522,000 and $413,819,000, respectively.

Our future income, cash flow and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We are exposed to market risk in the form of changes in interest rates and the potential impact such changes may have on the cash flows from our floating rate debt or the fair values of our fixed rate debt. At September 30, 2018 and December 31, 2017 (excluding premiums, discounts, debt issuance costs and any impact related to the interest rate swaps), $416,300,000 (or 62.3%) and $416,300,000 (or 65.7%) of our debt, respectively, was fixed rate mortgage loans, and $251,852,000 (or 37.7%) and $217,761,000 (or 34.3%), respectively, was floating rate borrowings. Based on the level of floating rate debt outstanding at September 30, 2018 and December 31, 2017, and before the impact of the interest rate swaps, a 12.5 basis point change in LIBOR would result in an annual impact to our earnings of approximately $315,000 and $272,000, respectively. We calculate interest rate sensitivity by multiplying the amount of floating rate debt by the respective change in rate. The sensitivity analysis does not take into consideration possible changes in the balances or fair value of our floating rate debt or the impact of interest rate swaps.

In order to manage financing costs and interest rate exposure related to our one-month LIBOR indexed variable rate borrowings, on August 13, 2015, we entered into interest rate swap agreements with multiple counterparties. These swap agreements became effective on November 2, 2015. These interest rate swaps effectively converted the interest rate on our term loan facility into a fixed weighted average rate of 1.563% plus the credit spread, which was 1.60% at September 30, 2018 and December 31, 2017, or an all-in rate of 3.16%. On August 3, 2017, we repaid $65,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated three interest rate swaps with an aggregate notional value of $65,000,000. In addition, on November 29, 2017, we repaid $150,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated four interest rate swaps with an aggregate notional value of $150,000,000. Our use of these derivative instruments to hedge exposure to changes in interest rates exposes us to credit risk from the potential inability of our counterparties to perform under the terms of the agreements. We attempt to minimize this credit risk by contracting with what we believe to be high-quality financial counterparties. For a description of our derivative contracts, see Note 12 to our consolidated financial statements included in this report.

Item 4.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, regarding the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on that evaluation, as of September 30, 2018, our Principal Executive Officer and Principal Financial Officer concluded, as of that time, that our disclosure controls and procedures were effective in ensuring that information required to be disclosed by us in the reports that we file or submit to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and include controls and procedures designed to ensure the information required to be disclosed by the Company in such reports is accumulated and communicated to management, including our Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II

Other Information

Item 1.    Legal Proceedings

We are not currently involved in any material pending or threatened legal proceedings nor, to our knowledge, is any material legal proceeding currently threatened against us, other than routine litigation arising in the ordinary course of business. In the normal course of business we are periodically party to certain legal actions and proceedings involving matters that are generally incidental to our business. While the outcome of these legal actions and proceedings cannot be predicted with certainty, in management’s opinion, the resolution of these legal proceedings and actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flow.

Item 1A.    Risk Factors

There have been no material changes to the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017.

Item 2.    Recent Sales of Unregistered Securities and Use of Proceeds

None.

Item 3.    Defaults Upon Senior Securities

None.

Item 4.    Mine Safety Disclosures

Not applicable.

Item 5.    Other Information

None.

Item 6.    Exhibits

Exhibit Number	Exhibit Description
*31.1	Section 302 Officer Certification—Chief Executive Officer
*31.2	Section 302 Officer Certification—Chief Financial Officer
*32.1	Section 906 Officer Certification—Chief Executive Officer
*32.2	Section 906 Officer Certification—Chief Financial Officer
*101	Interactive data files pursuant to Rule 405 of Regulation S-T

*  Filed herewith.

Exhibit Index

Exhibit Number	Exhibit Description
*31.1	Section 302 Officer Certification—Chief Executive Officer
*31.2	Section 302 Officer Certification—Chief Financial Officer
*32.1	Section 906 Officer Certification—Chief Executive Officer
*32.2	Section 906 Officer Certification—Chief Financial Officer
*101	Interactive data files pursuant to Rule 405 of Regulation S-T

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIM COMMERCIAL TRUST CORPORATION

Dated: November 13, 2018	By:	/s/ CHARLES E. GARNER II
Charles E. Garner II
Chief Executive Officer

Dated: November 13, 2018	By:	/s/ DAVID THOMPSON
David Thompson
Chief Financial Officer

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2018

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600,
Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02 Results of Operations and Financial Condition

On November 13, 2018, CIM Commercial Trust Corporation (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2018.  A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 2.02 and Exhibit 99.1 are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 7.01 Regulation FD Disclosure

A copy of the Company’s Q3 2018 Investor Presentation is attached to this Form 8-K as Exhibit 99.2 and is incorporated by reference herein. Additionally, the Company has posted a copy of the presentation on its Shareholder Relations page at http://shareholders.cimcommercial.com/.

The information in this Item 7.01 and Exhibit 99.2 are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 — Other Events

The information set forth in Item 7.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated November 13, 2018, regarding the Company’s financial results for the quarter ended September 30, 2018.
99.2	Investor Presentation Q3 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2018

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
David Thompson, Chief Financial Officer